OFFERING CIRCULAR

Easton Pharmaceuticals Inc.

1,666,666,666 SHARES OF COMMON STOCK

MAXIMUM OFFERING: $5,000,000

Purchase Price: $0.003 per share

Easton Pharmaceuticals Inc., a Wyoming corporation (“Easton Pharmaceuticals” the “Company,” or “we”) hereby offers (the “Offering”) 1,666,666,666 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”) at a purchase price per share of $0.003, up to an aggregate purchase price of $5,000,000. This offering is being made on a “best efforts” basis. We will continue the offering until Shares with an aggregate sales price of $5,000,000 have been sold, or until March 31, 2016, whichever is earlier.

The offering is being conducted on a “best efforts” basis, which means that our officers will use their commercially reasonable best efforts in an attempt to sell the Shares. The officers will not receive any commission or any other remuneration for these sales. In offering the Shares on our behalf, the officers will rely on the safe harbor from broker-dealer registration, set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

The Shares will be offered for sale at a price of $0.003 per Share. If all of the Shares are purchased, the gross proceeds to us will be $5,000,000. However, since the Offering is being conducted on a “best efforts” basis, there is no minimum number of Shares that must be sole, meaning we will retain any proceeds from the sale of the Shares sold in this Offering. Accordingly, all funds raised in the Offering will become immediately available to us and may be used as they are accepted. Investors will not be entitled to a refund and could lose their entire investment.

The exact name of the Issuer is Easton Pharmaceuticals Inc. (formerly LAM Industries, L.A.M. Pharmaceuticals). In July of 1998, the Company was incorporated as L.A.M. Pharmaceuticals. The Company changed its name to LAM Industries and amended its articles of incorporation on March 4, 2009. On January 15, 2010, the Company changed its name to Easton Pharmaceuticals Inc. In July of 2012, Easton Pharmaceuticals amended its bylaws and filed articles of continuance with the Wyoming Secretary of State and transferred its corporate domicile from Delaware to the State of Wyoming.

The mailing address of our office is: Suite 200, 265 Rimrock Road, North York, Ontario, Canada, M3J3C6. Our phone number is: +1 (416) 619-0291.

Investing in our Common Stock involves a high degree of risk, including the risk that you could lose all of your investment. Please read “Risk Factors,” beginning on Page 14 of this Offering Circular about the risks you should consider before investing.

	Offering Price to the Public	Commissions	Net Proceeds (25% of Shares Sold)	Net Proceeds (50% of Shares Sold)	Net Proceeds (75% of Shares Sold)	Net Proceeds (100% of Shares Sold)
Per Unit	$0.003	NOT APPLICABLE	$0.003	$0.003	$0.003	$0.003
Total (1)	$5,000,000	NOT APPLICABLE	$1,250,000	$2,500,000	$3,750,000	$5,000,000

(1)	Before deducting expenses of the Offering, which are estimated to be approximately $15,000.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

The approximate date of proposed sale to the public: As soon as practicable after the offering is qualified (the “Effective Date”).

The date of this Offering Circular is [                ], 2016.

IMPORTANT NOTICES TO INVESTORS

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED OR APPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THESE AUTHORITIES HAVE NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

FOR NEW YORK RESIDENTS ONLY: THE SECURITIES HAVE NOT BEEN REGISTERED UNDER NEW YORK STATE SECURITIES LAW.

FOR DELAWARE RESIDENTS ONLY: THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE TEXAS SECURITIES ACT.

Page
Important Notices to Investors	[3	]
Offering Circular Summary	[4	]
Risk Factors	[7	]
Dilution	[12	]
Plan of Distribution	[13	]
Use of Proceeds	[14	]
Dividend Policy	[16	]
Cautionary Statement Concerning Forward Looking Statements	[16	]
Description of Business	[17	]
Our Management	[42	]
Security Ownership of Certain Beneficial Owners and Management	[48	]
Certain Relationships and Related Transactions	[49	]
Capitalization	[49	]
Market For and Dividends on Our Common Stock and Related Stockholder Matters	[50	]
Description of Capital Stock	[51	]
Certificate of Incorporation and Bylaws	[52	]
Part F/S	[53	]

OFFERING CIRCULAR SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before investing in the Shares.

You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company, discussed under the “Risk Factors” section of the Offering Circular before making an investment decision.

Some of the statements in this Offering Circular are forward-looking statements. See the Section entitled, “Cautionary Statement Regarding Forward-Looking Statements.”

Business Overview

Easton Pharmaceuticals, Inc. (the “Company”) is a specialty pharmaceutical company involved in varied pharmaceutical sectors. The Company previously developed and owned an FDA approved wound healing drug and currently owns topically-delivered drugs and therapeutic /

cosmetic healthcare products focused on cancer and other health issues geared towards female sexual dysfunction, wound healing, pain, motion sickness and other conditions that are all in various stages of development. The company has ventured into the potentially lucrative medical marijuana industry through an investment into AMFIL Technologies and their groZONE anti-bacterial system and the exclusive option to purchase up to 49% in a medical marijuana grow-op business / facility which has received a letter to build from Health Canada. The company’s gel formulation is thought to be an innovative and unique trans-dermal delivery system that can in the future be adaptable in the delivery of Cannabidiol extracts.]. The Company was initially formed as L.A.M. Pharmaceutical, Corp. (the “LLC”), a Florida limited liability company, on July 24, 1998. From February 1, 1994 to July 24, 1998, the Company conducted its activities under the name RDN. In September 1998, the members of LLC exchanged all of their interests in LLC for 6,000,000 shares of LAM Industries Inc’s common stock. The stock exchange between the Company and the members of LLC is considered a recapitalization or reverse acquisition. Under reverse acquisition accounting, LLC was considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. In 2009, the Company reorganized in the state of Delaware and changed its name to LAM Industries, Inc. On March 17, 2010, the Company and its shareholders again approved and implemented a name change from LAM Industries Inc. to Easton Pharmaceuticals, Inc. and then registered with FINRA with the granting of a new stock symbol “EAPH”, changing from “LAIC” to EAPH. In August of 2012, the Company approved and changed corporate domicile from the State of Delaware to the State of Wyoming.

Until mid 2008, the Company was engaged in the research, development and commercialization of products based on the L.A.M. Pharmaceutical’s L.A.M. IPMTM technology. This asset was the basis of L.A.M. Pharmaceutical’s IPM Wound Gel and delivery system, and other various L.A.M. Pharmaceutical’s products. This technology involved the use of the L.A.M. Pharmaceutical’s Ionic Polymer Matrix TM technology (L.A.M. IPMTM) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents. The Company subsequently replaced this delivery system in favor of the proprietary delivery technology of Viorra Bio Medical Inc. (“VBMI”) - Viorra Delivery Matrix or the “VDM”, which it acquired in 2008.

In late 2008 and early 2009, the Company divested the L.A.M. IPMTM and its patented IPM Wound Gel assets, and shortly thereafter acquired the remaining assets and know-how of Ixora Bio Medical Company Inc. (“IXORA”) and VBMI together with the VDM technologies and other assets. The Company believes the VDM delivery system can provide superior efficacy for the Company’s current focus on topical female sexual arousal disorder (“FSAD”) and other products.

The Company is currently the owner of a proprietary trans-dermal delivery technology VDM that management believes will be commercialized to transport various medicinal ingredients in vivo. The combination of the delivery technology and active ingredients together is intended to be developed and commercialized for marketing and sale on a global Basis. Active ingredients include, or will include a combination of generally recognized as safe (“GRAS”) additives, approved cosmetic ingredients or approved drugs (the combination of the VDM trans-dermal delivery matrix and any drugs are not currently approved or cleared in any jurisdiction). The Company’s products are currently in various stages of commercialization: basic research; proof of concept research; development; and, commercialization. Product commercialization is currently focused on “Viorra”, an aid to the relief of FSAD. Since 2009, the Company has not recognized material sales of Viorra or other VDM-based products.

In March of 2015, the Company and BMV Medica S.A. de C.V. entered into a profit sharing agreement related to the future sales of certain exclusive and patented Women’s Health product(s) purchased through a licensing and distribution agreement from Israeli based company CommonSense Inc. who’s products are currently being sold throughout the world through other distribution and licensing agreements. The Company has also purchased the rights of certain Canadian-manufactured generic cancer drugs, in return for an investment by Easton into BMV Medica SA de CV. This investment into BMV is based upon a 50/50 net profit split on the revenues received from the Women’s Health and generic cancer drug line.

The Offering

Issuer:	Easton Pharmaceuticals Inc., a Wyoming corporation.

Security Offered:	Shares of Common Stock, par value $0.0001

Price per Share:	$0.003

Minimum Offering:	None.

Maximum Offering:	$5,000,000 (1,666,666,666 Shares)

Minimum Investment:	None.

Offering Period:	The Offering will commence on [ ], 2016, and will close upon the earlier of (1) the sale of the Shares with an aggregate sales price of $5,000,000, or (2) December 31, 2016.

Voting Rights:	Stockholders will have one vote per share for each Share owned by them in all matters, including the election of Directors, as provided in the Wyoming Corporations Code.

Dividends:	We have never paid a dividend on the shares of our Common Stock and do not plan to do so in the foreseeable future.

Dilution:	Purchasers of Shares of our Common Stock will suffer an immediate dilution of up to $0.006 per share.

Use of Proceeds:	The net proceeds of this offering will be used primarily for working capital purposes. In addition, some of the proceeds will be used for other corporate purposes. Expenses of the Offering are estimated to be approximately $15,000.

Trading our Shares	Shares of our Common Stock are thinly traded on the OTC Markets Group.

Exchange Act Disclosure:	The Company is not required to provided disclosure pursuant to the Exchange Act.

Risk Factors:	An investment in the Company is highly speculative and involves substantial risks. Prospective Investors should carefully review and consider the factors described under the “Risk Factors” section below.

We plan to qualify the offering for sale in New York and Delaware and in such other states as we may determine from time to time. We may also offer or sell Shares in other states in reliance on exemptions from registration requirements of the laws of those states. However, we will not make any general solicitation or advertisement of this offering in any jurisdiction that this offering is not registered. The offering is being conducted on a “best efforts” basis, which means our officers will attempt to sell the Shares to prospective investors without the use of an underwriter. We will not pay any commissions or remuneration to any person, including the officers of the Company, for the sale of any securities in this offering.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Offering Circular before making an investment decision with regard to our securities. The statements contained in or incorporated into this Offering Circular that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have not generated any meaningful revenues from inception and may not generate revenues if its business is not successful.

Results of Operations

Liquidity and Capital Resources:

The Company has increased its shareholders’ deficit as a result of its efforts to increase its business activity. Cash outflow from operations for the nine months ended September 30, 2015 was $(171,094) compared to an outflow of cash of $(251,826) in the comparative prior nine months ended September 30, 2014. In the current period the Company received $0 ($15,400 in the comparative prior period) in loans and received $0 for the issuance of common shares ( 2014: received $697,000) leaving cash on hand at September 30, 2015 of $71,675 compared to cash on hand of $697,884 at December 31, 2014. The Company is dependent upon equity and loan financings to compensate for the continued outflow of cash anticipated from operations. The Company’s continued operations are dependent upon obtaining revenues from outside sources or raising additional funds through debt or equity financing.

Profit & Loss:

Comparison of the nine months ended September 30, 2015 with the nine months ended September 30, 2014.

The net loss for the nine months ended September 30, 2015 was $549,094 compared to a net loss of $312,427 for the nine months ended September 30, 2014. The losses for the periods relate to expenses incurred in administering the affairs of the Company, in the reorganization, financing and development of the Company’s business and product. Since its reorganization the Company has generated nil revenues from sales.

Cash Flow:

The Company had positive working capital at September 30, 2015 of $219,499 with current assets of $348,455 in excess of current liabilities of $128,956. At December 31, 2014 the Company had working capital of $633,208.

We have a limited operating history. From inception we have incurred significant net losses. We expect to continue to incur net losses and negative cash flow from operations in the near future, and we will continue to experience losses for at least as long as it takes our company to reach a sales level which will support profitable operations. There can be no assurance that we will achieve material revenues in the future. Should we achieve a level of revenues that make us profitable, there is no assurance that we can maintain or increase profitability levels in the future.

Our lack of sales and operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

The history of our company involves development and marketing of products that have not experienced material sales, to date. We do not have material operating history in our current field, which makes it impossible to evaluate our business on the basis of historical operations. Our history as a company makes it difficult for us to predict future performance. Although this is true for any business, it is particularly true for us because of our limited operating history in our current field of business.

Ms. Pepe, Mr. Valerie, Mr. Karras, Jose Tiran Saucedo and Dr. Bagi are our key personnel. Loss of either of them could adversely affect our business.

If any of them were to die, become incapacitated or disabled, or leave our company, we would be forced to retain individuals to replace them. There is no assurance that we can find suitable persons to replace them if that becomes necessary. We have no “Key Man” life insurance at this time. Ms. Pepe, Mr. Valerie, Mr. Karras, Dr. Saucedo and Dr. Bagi have employment agreements with the Company. These employment agreements are attached as an exhibit hereto.

We are subject to intense competition

We face intense competition, which could harm our business, and we expect competition to intensify in the future. Our market is relatively new, intensely competitive, highly fragmented and subject to rapid technological change. We expect competition to intensify and increase over time as the products that we have developed gain receptivity in the marketplace.

Many of our competitors have substantially more significant resources to devote to innovation and development; and almost all of our competitors have longer operating histories, greater name recognition, larger established client bases, longer client relationships and significantly greater financial, technical, personnel and marketing resources than we do. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential clients, employees and strategic partners.

Further, our competitors may have technology and the capability to perform services that are equal or superior to ours or that achieve greater market acceptance than ours. We have no patented or other proprietary technology that would limit competitors from duplicating our services. We must rely on the skills of our personnel and the quality of our client service. Increased competition is likely to result in price reductions, reduced gross margins additional marketing expenses and loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that we will be able to compete successfully against existing or future competitors.

If we fail to remain competitive, then our revenues may decline, which could adversely affect our future operating results and our ability to grow our business.

We are potentially subject to unknown regulations

From time to time, bills which attempt to regulate various aspects of our business are introduced by Congress and various state legislatures. We expect that such bills will continue to be introduced from time to time. However, we have no way to predict whether any law relating to the pharmaceutical industry which may ultimately be enacted in the future will have an adverse impact on our operations or business plan. Governmental regulation may adversely impact our ability to achieve sustained profitability.

Demand for our products cannot be predicted

While we believe that there is considerable potential demand for our products, there is no way to estimate the amount of demand or the potential revenue that we can realize in any given time period. Likewise, we cannot estimate how quickly or efficiently demand will result in any particular level of revenue or income for us.

Risks Related to Our Common Stocks

We may conduct further offerings in the future in which case investors’ shareholdings will be diluted.

Since our inception, we have relied on sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, investors’ percentage interests in our company will be diluted. The result of this could reduce the value of current investors’ stock.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our common stock is deemed to be penny stock, trading in the shares of our common stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $5,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of our stockholders to sell their shares of common stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, our stockholders will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or ourselves. In addition, the OTCBB is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Trading in our common stock on the OTC Bulletin Board is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments.

Our common stock is currently listed for public trading on the OTC Bulletin Board. The trading price of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of the Shares of Common Stock sold in this Offering will exceed the net tangible book value per share of Common Stock after the Offering. If you invest in Common Stock, your shares will be diluted to the extent of the difference between the offering price per share of the Share, and the pro forma net tangible book value per share of our Common Stock after the Offering.

Our net tangible book value as of June 30, 2015, was $1,035,813, or $0.0013 per share of our Common Stock. We calculate net tangible book value per share by calculating our total tangible assets less liabilities and dividing it by the number of outstanding shares of our Common Stock.

After giving effect to the sale of 1,666,666,666 Shares of our Common Stock in this offering at a price of $0.003 and after deducting estimated offering expenses of $15,000, payable by us, our net tangible book value, which we refer to as our pro forma net tangible book value, as of June 30, 2014, would have been approximately $6,020,813 or $0.0024 per share of our Common Stock.

This amount represents an immediate increase of our net tangible book value of $0.0011 per share to our existing stockholders, and an immediate dilution in our pro forma net tangible book value of $0.0006 per Share to new investors purchasing the Shares of our Common Stock at the offering price. We calculate dilution per share to new investors by subtracting the pro forma net tangible book value per share from the offering price paid by the new investor.

The dilution associated with the offering is as follows:

	25% shares issued	50% shares issued	100% shares issued
Offering price: $0.003 per share	$0.003	$0.003	$0.003
Net Tangible Book Value Before Offering (per share)	$0.0013	$0.0013	$0.0013
Net Tangible Book Value After Offering (per share)	$0.0018	$0.0021	$0.0024
Dilution per share to Investors	$0.0012	$0.0009	$0.0006
Dilution percentage to Investors	40.0%	30.0%	20.0%

PLAN OF DISTRIBUTION

The Shares to be offered in connection with this Offering shall be offered by the officers of the Company, through their contacts and word of mouth. The Company is not using a selling agent or finder in connection with this Offering.

In order to subscribe to purchase the Shares, a prospective Investor must complete, sign and deliver a Subscription Agreement to the Company and wire funds for its subscription amount in accordance with the instructions included in the Subscription Agreement which accompanies this Offering Circular.

The Company reserves the right to reject any Investor’s subscription in whole or in part for any reason. If the Offering terminates, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

This Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Shares.

State Qualification and Suitability Standards

This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Shares involves substantial risks and possible loss by Investors of their entire investment. See, “Risk Factors.”

The Shares have not been qualified under the securities laws of any state or jurisdiction. We plan to qualify the Offering in New York and Texas, and with such other state securities regulatory authorities as we may determine from time to time.

Some of our offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling our Shares to others. If so, they will have to comply with the regulations of the SEC and FINRA relating to underwriters.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 1,666,666,666 Shares of our Common Stock in this Offering at an offering price of $0.003 will be approximately $4,850,000 after deducting our estimated offering expenses of approximately $15,000.

We intend to use the net proceeds of this offering primarily to develop additional revenue generation opportunities, and seeking acquisition opportunities within our current business field. Specifically, assuming gross proceeds to the Company of approximately $5,000,000. We anticipate allocating the proceeds to the following uses:

Use of Proceeds

Description

	50%		100%
Use of Proceeds with 50% and 100% of expected funding, respectively (total potential funding in this offering is $4.37 MM less $150,000 in expenses)		$2.24 MM		$4.458 MM
Easton Pharmaceuticals Inc.
Product inventory to be purchased for launch:
1. VS-Sense Vaginal Discharge diagnostic test		$223,000		$460,000
2. AL-Sense Amniotic fluid leak test		$223,000		$460,000
3. Gynofit lactic acid gel treatment for bacterial vaginosis		$400,000		$800,000
Advertising & marketing 2016 budget
Billboards, radio, TV & print		$830,000		$2.0 MM
Rent Mexico City office lease		$24,000		$24,000
Key personnel hiring: Sales Director + 20 med reps + admin accts P + R		$180,000		$250,000
General working capital		$136,000		$136,000

Total use of proceeds for Easton Pharmaceuticals		$1.886 MM		$3.670 MM

Total amount remaining for Issuer Easton Pharmaceuticals Inc.:	$		$

Marketing: existing Easton products: North America/Latin America		$250,000		$500,000
Key Personnel Easton Pharmaceuticals:
President / VP Business Expansion & Development		$120,000		$180,000
VP Finance		$48,000		$48,000
General working capital		$120,000		$160,000

Total use of proceeds Easton Pharmaceuticals inc.		$538,000		$888,000

Total use of proceeds for the Issuer – Easton Pharmaceuticals Inc.		$2.424 MM		$4.558 MM

In the event that any net proceeds are not immediately applied, we may temporarily hold them as cash, deposit them in banks or invest them in cash equivalents or securities.

DIVIDEND POLICY

We do not anticipate that we will declare or pay regular dividends on our Common Stock in the foreseeable future, as we generally intend to invest any future earnings in the development and growth of our business. Future dividends, if any, will be at the discretion of our Board of Directors and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and conditions, legal requirements, and contractual obligations or limitations and other factors that our Board of Directors deems relevant.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offering Circular contains certain forward-looking statements. When used in this Offering Circular or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Offering Circular are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Offering Circular might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

DESCRIPTION OF BUSINESS

Easton Pharmaceuticals, Inc. (the “Company”) is in the business of research, development and manufacturing of various therapeutic and cosmetic products. The Company was initially formed as L.A.M. Pharmaceutical, Corp. (the “LLC”) on July 24, 1998. From February 1, 1994 to July 24, 1998, the Company conducted its activities under the name RDN. In September 1998, the members of LLC, a Florida limited liability company, exchanged all of their interests in the LLC for 6,000,000 shares of common stock of LAM Industries Inc., a corporation organized in the State of Delaware. The stock exchange between the Company and the members of the LLC is considered a recapitalization or reverse acquisition. Under reverse acquisition accounting, the LLC was considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. In 2009, the Company reorganized in the state of Delaware and changed its name to LAM Industries, Inc. On March 17, 2010, the Company and its shareholders again approved and implemented a name change from LAM Industries Inc. to Easton Pharmaceuticals, Inc. and subsequently registered with FINRA for a new stock symbol. The Company’s stock symbol was changed from LAIC to EAPH. In August of 2012, the Company approved and changed corporate domicile from the State of Delaware to the State of Wyoming.

Easton Pharmaceuticals, Inc. is the owner and developer of a proprietary trans-dermal delivery technology - Viorra Delivery Matrix or “VDM” that management believes will be commercialized to transport various medicinal ingredients in vivo.

Until mid 2008, the Company was engaged in the research, development and commercialization of products based on the L.A.M. Pharmaceutical’s L.A.M. IPMTM technology. This asset was the basis of L.A.M. Pharmaceutical’s IPM Wound Gel and delivery system, and other various

L.A.M. Pharmaceutical’s products. This technology involved the use of the L.A.M. Pharmaceutical’s Ionic Polymer Matrix TM technology (L.A.M. IPMTM) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents. The Company subsequently replaced this delivery system in favor of the proprietary delivery technology of Viorra Bio Medical Inc. (“VBMI”) - Viorra Delivery Matrix or the “VDM”, which it acquired in 2008.

In late 2008 and early 2009, the Company divested L.A.M. IPMTM and its patented IPM Wound Gel assets, and shortly thereafter acquired the remaining assets and know-how of Ixora Bio Medical Company Inc. (“IXORA”) and VBMI together with the VDM technologies and other assets. The Company believes the VDM delivery system can provide superior efficacy for the Company’s current focus on topical female sexual arousal disorder (“FSAD”) and other products. The original assets of Ixora were purchased in the year 2000 and involved intellectual proprietary technology for the treatment of FSAD (female sexual arousal disorder). The delivery technology from the Ixora technology was subsequently utilized in its L.A.M IPM wound gel formulation which was approved by the FDA in 2005 and shown to be 88% effective in the treatment of wounds through a 510K application with the FDA.

The Company is currently the owner of a proprietary trans-dermal delivery technology VDM that management believes will be commercialized to transport various medicinal ingredients in vivo. The combination of the delivery technology and active ingredients together is intended to be developed and commercialized for marketing and sale on a global Basis. Active ingredients include, or will include a combination of generally recognized as safe (“GRAS”) additives, approved cosmetic ingredients or approved drugs (the combination of the VDM trans-dermal delivery matrix and any drugs are not currently approved or cleared in any jurisdiction). The Company’s products are currently in various stages of commercialization: basic research; proof of concept research; development; and, commercialization. Product commercialization is currently focused on “Viorra”, an aid to the relief of FSAD. Since 2009, the Company has not recognized material sales of Viorra or other VDM-based products.

The Company’s intention was to acquire complementary products, technologies or companies by identifying and evaluating potential products and technologies developed by third parties that it believed would fit within the overall objective. Since its formation in 1998, the Company raised approximately $18 million for research and development to commercialize its main pipeline of products, specifically the L.A.M. IPM Wound Gel TM.

In March of 2015, the Company and BMV Medica S.A. de C.V. entered into a profit sharing agreement related to the acquisition of licensing and distribution rights towards the future sales of certain exclusive and patented Women’s Health products from CommonSense Ltd. of Israel and sales of certain Canadian-manufactured generic cancer drugs from BioLyse Pharma of St.

Catherines, Ontario, Canada, in return for an investment by Easton into BMV. This investment provides Easton with a 50/50 net profit split on the revenues received from the Women’s Health and generic cancer drug line.

Mexico & Latin America

In March of 2015, the Company and BMV Medica S.A. de C.V. entered into a profit sharing agreement related to the acquisition of licensing and distribution rights towards the future sales of certain exclusive and patented Women’s Health products from CommonSense Ltd. of Israel and sales of certain Canadian-manufactured generic cancer drugs from BioLyse Pharma of St. Catherines, Ontario, Canada, in return for an investment by Easton into BMV. This investment provides Easton with a 50/50 net profit split on the revenues received from the Women’s Health and generic cancer drug line.

Patented Excusive Women’s Health Products from CommonSense LTD:

Vaginal Discharge Diagnostic Test and Amniotic Fluid Leak Test

•	Easton/BMV has recently secured exclusive rights for Mexico and all of Latin America (except Brazil) for a line of patented vaginal health diagnostic medical devices (VS-Sense) from an Israeli/US diagnostics company,- CommonSense LTD, of Cesarea, Israel. This diagnostic test is currently being sold Canada-wide (Shoppers Drug Marts), and across the US (at Walgreens and CVS pharmacies). Bayer AG, a global pharmaceutical giant has secured the exclusive rights to VS-Sense for the European Union and is launching in the United Kingdom in August, 2015, with a massive television and promotional campaign. Given the sizeable investment and faith that Bayer has in this product, Easton/BMV believe that that VS-Sense presents an extremely lucrative opportunity in the Latin American market;

•	In addition to the diagnostic test for vaginal health, Easton/BMV are in final negotiations with a Swiss Company introduced by CommonSense to Easton/BMV to secure the rights to a natural Lactic Acid treatment for when the diagnostic test indicates the vaginitis is caused by bacteria (roughly two-thirds of cases). This natural lactic acid gel vaginal cream causes the vaginal pH to change enough to kill the offending bacterial organisms. The remaining one third of cases diagnosed are yeast based and Easton/BMV will launch under their own brand the current treatment (clotrimazol cream) for these infections. In this way, Easton/BMV will have the triangle model: diagnostic component as well as offering treatments for all causes of the vaginitis: one diagnostic test, followed by two treatment options depending on what the diagnostic test results show after initial use;

•	As mentioned above, BMV is negotiating the rights for a natural treatment for bacterial vaginosis and is already approved in Europe and Mexico, which will afford gynecologist’s the opportunity to sell, in office, both the diagnostic and treatment in Latin America. This represents a potentially large revenue-producing option for both the gynecologists and Easton/BMV.

•	In addition to the diagnostic test for vaginal health, BMV has also secured the rights for all of Latin America (except Brazil ) for a second point-of-care diagnostic device; unique in the time, cost, and ease-of-use for late-pregnancy women who experience wetness in their undergarments and are not sure if it is urine or amniotic fluid, quite a common occurrence, and one of the major causes of OB/GYN visits by women in late-stage pregnancy. This diagnostic device called AL-Sense provides a differential diagnosis between urine and amniotic fluid. BMV has a tremendous opportunity with this amniotic fluid leak diagnostic test in that there is an unmet need with no competition. Furthermore this Amniotic Fluid Leak test is part of the NHS’s late-pregnancy protocol for all women.

•	This Amniotic fluid test is intended for pregnant women, mainly in late-stage pregnancy to enable them to detect the difference between an amniotic fluid leak which would necessitate a doctor’s visit (as labour has started) and a simple urine leak. The test may also be used by High Risk pregnant women to monitor for Amniotic Fluid leaks beginning at earlier stages of pregnancy. This test is a state-of the art diagnostic test which is in the form of a panty liner, and undergoes a simple color change if the wetness experienced by the pregnant woman caused by an amniotic fluid leak. The relatively low cost and ease of use is expected to quickly become the test of choice for both women at home and in hospital use.

•	This test has been endorsed by NHS (National Health Service) in Britain as part of the NICE report (National Institute for Health and Care Excellence) which indicates that the device can reliably exclude amniotic fluid leak as a cause of vaginal wetness in pregnancy, avoiding the need for a speculum examination and its associated discomforts. Using the device in the community could prevent unnecessary referrals to secondary care antenatal day units or maternity triage services for speculum examinations, releasing clinical time. Based on cost modelling, using the test offers significant cost savings

•	Other countries where the AL-Sense test is being sold include UK, Italy, Japan, China, Israel, Australia and other countries. The product is currently being registered in the USA and Canada

•	Easton/BMV believe with a Marketing budget of $500,000 sales of the suite of exclusive Women’s Diagnostic and Treatment products could reach US$8-12 MM annually within three years.

Generic Cancer Drugs

Easton Pharmaceuticals and its partner BMV Medica has secured exclusive rights for a line of Canadian-manufactured generic cancer drugs from Biolyse Corporation of St. Catharines, ON, Canada, beginning with four of the most commonly used chemotherapy agents namely paclitaxel, methotrexate, 5-fluorouracil and docetaxel. Biolyse is adding to these a further 33 injectable cancer and antibiotic drugs within the coming years, all of which will available to Easton/BMV exclusively for the region;

Generic Cancer Drugs: The cancer drugs: Biolyse Pharma Corporation the manufacturer of these drugs initially entered into an exclusive distribution agreement with BMV Medica, and BMV in turn then entered into a 50/50 profit split with Easton Pharmaceuticals for the full line of Biolyse-manufactured drugs beginning with Paclitaxel and docetaxel two of the most-commonly prescribed cancer (oncology) drugs in use today,- prescribed for breast, lung, colon and several other cancers. Both drugs are generic with manufacturers from the US, Canada, Mexico, Europe and India vying for a total market of several Billion dollars for these two drugs.

Easton Pharmaceuticals and its partner BMV Medica market is Latin America, where, starting in Mexico, Canadian-manufactured drugs have an advantage over the Asian-origin drugs, because of NAFTA (North American Free Trade Agreement), allowing Canadian manufacturers to enter into the lucrative national tenders. In addition Canadian-manufactured cancer drugs also have a perceived advantage in quality over the Asian-manufactured counterparts. Easton/BMV have in-licensed the exclusive rights for the full line of Biolyse-manufactured drugs expected to reach in excess of over 30 drug offerings in the coming five years.

Easton Pharmaceuticals and its partner BMV Medica have received the drug dossiers from Biolyse Pharma and are working with a local Mexican Company: Ackerman Pharma/Bio MS to submit for Marketing Authorization in Mexico for paclitaxel and docetaxel. These approvals are expected to be granted over the next six to nine months.

Once these approvals are in place, Easton Pharmaceuticals and its partner BMV Medica expect to begin sales in Mexico very quickly and believes these two cancer drugs will reach revenues of several million dollars over the next three years through sales into both the private and government contract buyers.

In parallel with the Mexican initiative, several countries in Latin America do not require extensive regulatory dossier submissions, in order to purchase these Canadian-manufactured drugs. Once funding is secured Easton/BMV will immediately pursue Sales & Distribution agreements with distributors in Latin American countries where this simplified regulatory pathway is in place.

Easton/BMV believe with a basic marketing program sales of paclitaxel and docetaxel could reach US$10 MM within three years

Drug Delivery Technology

The drugs transdermal delivery technology is a safe, novel and proprietary drug delivery platform that has been developed based on more than 30 years of research by various individuals to address many of the needs in the multi billion dollar drug delivery segment of the pharmaceutical market. The proprietary system used only in the FSAD Drug consists of a water based, complex polymer matrix, which includes methoxypolyethyleneglycol, hydroxyethylcellulose and carboxymethylcellulose.

Included with the 50% ownership interest with the purchase of the FSAD Drug are the following patents or patent pendings filed at that time:

(i)	Canadian Patent Application Number CA 2.591.203;

(ii)	U.S. Patent Application No. 11/010,154;

Patent Cooperation Treaty Application Number PCT/IB2005/003672 (publication number W02006/061689; and

(iii)	European Patent Application Number EP 2005810583

On November 5, 2013 EASTON PHARMACEUTICALS, Inc. acquired an initial 10% ownership interest in a Cancer Treatment Drug called “XILIVE”, with an exclusive option to purchase the remaining ownership interest exercisable at any point in time over the next 5 year time period. Should EASTON PHARMACEUTICALS provide funding towards any testing or clinical trials, these expenditures will be included and put towards acquiring additional ownership in the drug. “XILIVE” has not undergone any independent clinical trials, but was previously administered by the current majority owners on individuals outside of the U.S. suffering from various forms of advanced stage cancer with others on a list of prospective candidates. Initial feedback was promising enough to allow EASTON PHARMACEUTICALS to acquire an initial 10% ownership interest through a cash payment. It is the Companys intent to enter into some type of feasibility, safety and efficacy tests. Any type of North American trials may depend on the involvement or the approval of the FDA in the United States and Health Canada in Canada. The Company is currently contemplating forming alliances with certain other company’s who have adequate resources and knowledge towards such trials in the jurisdiction of the United States and Canada. Other avenues being seriously contemplated are to have “XILIVE” utilized in various other countries such as Mexico, Germany, Italy and other countries where regulations are deemed less stringent for the use of experimental early stage drugs for the treatment of certain cancers.

In June of 2013 the Company disclosed its intentions to enter into the medical marijuana industry. During the past 2 years the Company has signed various Letter of Intent Agreement in both the United States and Canada, but subsequently executed and entered into an agreement in June of 2014 with a company called MDRM Group Canada for an exclusive option to purchase up to 50% of a private Canadian medical marijuana grower who has received a letter to build from Health Canada to obtain a medical marijuana growers license under Canada’s MMPR system which went into effect on April 1st 2014. The private MMJ company is presently building out its facilities prior to a final inspection towards a national growers license towards medical marijuana. MDRM Canada has subsequently been removed allowing for Easton to negotiate directly with the private medical marijuana company which it has commenced.

Product and Market Overview

For many years, lotions, creams, suspensions and solutions of various natural (herbal) and therapeutic (drug) substances have been applied to the skin. When it comes to treating pain, sexual dysfunction and other disease states that emanate from structures of the body below the skin, topical therapy is not effective unless the therapeutic agent can cross the outer layer of the skin (stratum corneum) which acts as a protective barrier. This layer consists of numerous dead cells and cells in transition, which collectively forms an effective barrier to penetration of substances, such as bacteria, in the air or in water. Thus the stratum corneum plays an important role in protecting the body from invasion by harmful substances. It is this same protective role, which has posed a major challenge over the years regarding devising a mechanism that can effectively permit the stratum comeum to allow therapeutic substances to be delivered to structures within the body.

All cosmetic and drug products in the United States are regulated by the FDA, and in other jurisdictions by various local regulatory authorities. Cosmetics are a multi-billion dollar a year industry that do not require FDA approval prior to marketing, although cosmetics must be safe, contain appropriate cosmetic ingredients and be labeled properly. In addition to the primary market focus of adding in the treatment of FASD, the VDM technology is an ideal carrier of many active ingredients and supplements that may be useful in treating or as aids to treatment of a variety of skin conditions including but not limited: to scarring alleviation, wound healing, cellulite reduction, reducing the severity of stretch marks, varicose veins, relief of general skin dryness, and moisturization. The VDM technology is compelling to users as a carrier of other active cosmetic ingredients particularly because it is quite viscous and contains non-staining and non-irritating ingredients.

OTC drug products marketed in the United States can make cosmetic claims as well as therapeutic claims and are intended to treat or prevent disease. Examples of such products include, but are not limited to, anti-dandruff shampoos; sunscreens; make-ups, moisturizers and skin care products that contain sunscreen, skin protectant or acne claims; products that make breath-freshening or whitening claims; antiperspirants that contain deodorant claims; and anti-microbial soaps. These products must comply with the FDA Monographs for OTC drugs products.

Regulatory Overview

All of our products are subject to regulation in the United States under the Federal Food, Drug and Cosmetic Act (the “FD&C Act”), the Public Health Service Act, and the laws of certain states. The FDA exercises regulatory control over drugs manufactured and/or sold in the United States. The following section provides a brief description of FDA classifications.

Cosmetics

Cosmetics are generally the least regulated by the FDA compared to other products subject to the FD&C Act. The legal distinction between cosmetics and drugs is typically based on the intended use of the product, which is normally discerned from its labeling. Cosmetic products are those intended for cleansing, beautifying, promoting attractiveness, or altering appearance whereas drugs are those intended for diagnosis, cure, mitigation, treatment, or prevention of disease, or that affect the structure or any function of the body.

A claim suggesting that a product affects the body in some “physiological” way usually renders the product a drug - even if the effect is temporary. However, claims that a product affects appearance through a “physical” effect are generally considered cosmetic claims. FDA’s rationale for this distinction is that a claim of a physiological effect is a claim that the product “affects” the structure or function of the body, which is one element of the statutory definition of a drug. A claim indicating that product effects are on the surface of the skin can be considered as a cosmetic claim.

Although cosmetics may be marketed without FDA approval, in order to be marketed lawfully as a cosmetic, the product must be properly labeled and each ingredient and each finished cosmetic product must be adequately substantiated for safety prior to marketing. Products which are not cosmetics, and are marketed in the United States, must either comply with specified OTC drug regulations (monographs) or be specifically approved through the New Drug Application (“NDA”) or biologic licensure process.

Medical Devices

A medical device is a product that, among other requirements, does not achieve its primary intended purposes through chemical action within or on the human body and is not dependent upon being absorbed to achieve its primary intended purpose. Medical device regulation is based on classification of the device into three classes, I, II, or III. The three classes are based on the degree of control necessary to assure the various types of devices are safe and effective. Device classification depends on the intended use of the device and also upon indications for use. In addition, classification is risk based, that is, the risk the device poses to the patient and/or the user is a major factor in the class it is assigned. Class I medical devices present minimal potential for harm to the user and are often simpler in design than Class II or Class III devices. 47% of medical devices fall under Class I category and 95% of these are exempt from the regulatory process. 43% of medical devices are Class II devices. Class III medical devices usually sustain or support life, are implanted, or present potential unreasonable risk of illness or injury. 10% of medical devices fall under Class III category.

Section 510(k) of the FD&C Act requires that device manufacturers must register to notify FDA their intent to market a medical device. This is known as the “Premarket Notification” (“PMN”) or 510(k). Under 510(k), before a manufacturer can market a medical device in the United States, it must demonstrate to FDA’s satisfaction that it is substantially equivalent (as safe and effective) to a device already on the market.

If FDA rules that the device is “substantially equivalent,” the manufacturer can then market the device. Only a small percentage of 510(k)s require clinical data to support a Premarket Notification clearance by the FDA.

OTC Drugs

OTC drugs generally are defined as those drug products that can be used safely and effectively by the general public without seeking treatment by a physician or other health care professional.

Thus, they do not require a prescription by a health care professional and are available at retail establishments. An OTC drug may be marketed without FDA approval if it conforms to a particular product monograph as described below and otherwise meets the requirements of the FD&C Act.

OTC monographs list active ingredients, their dosage levels, and uses (claims) for which OTC drug products are considered generally recognized as safe and effective for specific use and are not misbranded. If a particular level of an active ingredient and claim are allowed by a monograph, then a manufacturer may market a product containing that ingredient and bearing that claim without specific FDA approval, subject to compliance with other requirements of the monographs and the FD&C Act, including labeling, drug registration and listing, and manufacturing obligations. With regard to labeling, the regulations require certain language for statement of identity, net contents, adequate directions for use, and name and address of the manufacturer, and their placement on the finished package, as well as additional warning statements when relevant to the product. All OTC manufacturers must register their establishments with the FDA and submit to the FDA a list of products made within five days after beginning operations, as well as submit a list of products in commercial distribution. The FDA must inspect all registered establishments at least every two years and OTC drug products must be manufactured in accordance with FDA’s Current Good Manufacturing Practice (“CGMP”). If the FDA finds a violation of CGMPs, it may enjoin a company’s operations, seize product, or criminally prosecute the manufacturer.

If a drug product does not conform to a particular OTC monograph, then typically a New Drug Application must be reviewed and approved by the FDA prior to marketing. Unlike prescription drugs, OTC drugs must bear adequate directions for safe and effective use and warnings against misuse.

New Drug Applications and Biologic License Applications

New drugs and products that are not cosmetics or devices and that are not covered by an OTC monograph must be approved by the FDA prior to marketing in the United States. Pre-clinical testing programs on animals, followed by three phases of clinical testing on humans, are typically required by the FDA in order to establish product safety and efficacy.

The first stage of evaluation, pre-clinical testing, must be conducted on animals. After safety has been demonstrated, the test results are submitted to the FDA (or a state regulatory agency) along with a request for authorization to conduct clinical testing, which includes the protocol that will be followed in the initial human clinical evaluation. If the applicable regulatory authority does not object to the proposed study, the applicant can proceed with Phase I trials. Phase I trials consist of pharmacological studies on a relatively few number of human subjects under rigidly controlled conditions in order to establish lack of toxicity and a safe dosage range.

After Phase I testing is completed, one or more Phase II trials are conducted in a limited number of patients to continue to test the products safety and also its efficacy, i.e. its ability to treat or prevent a specific disease. If the results appear to warrant further studies, the data are submitted to the applicable regulatory authority along with the protocol for a Phase III trial. Phase III trials consist of extensive studies in large populations designed to assess the safety of the product and the most desirable dosage in the treatment or prevention of a specific disease. The results of the clinical trials for a new drug are submitted to the FDA as part of a New Drug Application (NDA).

Biological drugs are subject to Biologics License Applications (BLAs), not NDAs as are other drugs. Biological drugs are a subset of “drug products” distinguished by their manufacturing process (biological vs. chemical process). A biological drug is any virus, serum, toxin, antitoxin, vaccine, blood, blood component or derivative, allergenic product, or analogous product applicable to the prevention, treatment, or cure of diseases or injuries. They must be safe, pure and potent. Generic competition does not exist for biologics, as it does for other drugs. Biological drugs are generally subject to the same testing, manufacturing, distribution, marketing, labeling, advertising and other requirements for other drugs.

Our Products

The scientists of our Company discovered that certain polymers possessed strong electrical charges which, when combined with other polymers of a specific electrical charge, are able to effectively help transport agents through the outer layers of the skin. We currently do not have an in-house R&D team. But the products were developed back in 2005 through its inventor and scientist. He subsequently passed away in 2008. In addition, these polymers are able to attach or surround other molecules such as therapeutic molecules and carry them within a matrix through the outer layers of the skin. Our scientists recognized that these discoveries would be of great significance in regard to the delivery of therapeutic agents.

Our Company’s research indicates that its proprietary technology is capable of combining in a matrix, in a novel manner, certain ingredients that are well established and generally regarded by the regulatory authorities, pharmaceutical industry and the public as safe GRAS. When combined with other therapeutic ingredients, we believe that the VDM technology allows the delivery of greater amounts of therapeutic ingredients to the target area than may otherwise be possible.

Current Product Pipeline

The following section describes of the Company’s products under current development.

XILIVE Cancer Drug

On November 5, 2013, we acquired an initial 10% ownership interest in a cancer treatment drug called “XILIVE”, with an exclusive option to purchase the remaining ownership interest in the drug exercisable at any point in time over the following 5 year time period. If our Company provides funding towards any testing or clinical trials, these expenditures will be included and put towards acquiring an additional ownership in the drug. “XILIVE” is not yet patented and has not undergone any independent clinical trials, but was previously administered by the current majority owners of the drug on 2-non U.S. individuals suffering from various forms of advanced stage cancer. We believed that the initial feedback was promising enough and decided to acquire an initial 10% ownership interest. The company has since signed an amending agreement and extended the time frame to 5 years to purchase any other ownership interest in XILIVE.

We intend to conduct feasibility, safety and efficacy tests of the drug with current majority owners. Any type of trials may depend on the involvement or the approval of the FDA in the United States and Health Canada in Canada. We are currently contemplating forming alliances with certain other companies who have adequate resources and knowledge towards such trials in the United States and Canada. Other avenues being contemplated are to have “XILIVE” utilized and tested in countries such as Mexico, Germany, Italy and other countries where regulations are less stringent for the use of experimental early stage drugs for the treatment of certain cancers.

Female Sexual Arousal Dysfunction

Our first product, Viorra for women is a product using our proprietary VDM technology and is designed primarily to address the deficiencies in women experiencing FASD, which is often associated with post-menopausal problems that may inhibit their intimate relationships. Specifically, using VDM technology, Viorra acts to either eliminate or significantly minimize post-menopausal symptoms including vaginal dryness, pain during intercourse, while improving feeling and sensation.

Management believes that the Viorra VPM (Viorra Polymer Matrix) is a cosmetic and it is not pursuing any specific new chemical entity or other pharmaceutical drug claims for Viorra or VDM technology at this time. The product uses substances that have been approved and found safe by the regulatory authorities for many applications. Viorra is to be ready to be marketed and sold within the 4th quarter of 2014 or first quarter of 2015.

On September 12, 2013, the Company closed on an agreement with a private Canadian company and individual to acquire a 50% ownership interest in an FSAD Non FDA Approved Drug (the “FSAD Drug”) for the issuance of 10,000,000 restricted shares previously issued in escrow. This drug is a water soluble, non-irritating, gel that is applied directly to the external female genitalia and uses a trans-dermal delivery system to deliver Alprostadil (0.08%), also known as prostaglandin E1, into the tissue, primarily a mucous membrane. Alprostadil is a well known vasodilator that has been shown to induce vulvar and clitoral engorgement, increase vulvar erythema and edema, which indicates increased blood flow to the genital area. In preliminary studies, the FSAD drug gel has been shown to positively affect both the subjective and objective parameters of sexual arousal and pleasure in a dose dependent manner. Over the long term, this FSAD Drug offers the potential to naturally improve the previously reduced blood flow to the genital area and restore the ability of the tissue to become engorged with blood and increase lubricating secretions during sexual stimulation, leading to increased arousal and pleasure.

Alprostadil, an off-patent therapeutic compound, which, when combined with the Transdermal Delivery Technology which is jointly owned with a private Canadian company is believed to penetrate skin tissue. The delivery system becomes subject to patent protection by virtue of its association with this proprietary delivery system. Any further research and development of this drug combination will require the consent and a mutual working relationship with the other 50% owner, a private Canadian pharmaceutical company.

The drugs trans-dermal delivery technology is a safe, novel and proprietary drug delivery platform that has been developed based on more than 30 years of research by various individuals to address many of the needs in the multibillion dollar drug delivery segment of the pharmaceutical market. The proprietary system used in the FSAD Drug consists of a water based, complex polymer matrix, which includes methoxypolyethyleneglycol, hydroxyethylcellulose and carboxymethylcellulose.

Included with the 50% ownership interest with the purchase of the FSAD Drug are the following patents or pending patents filed at in 2004:

(1)	Canadian Patent Application Number CA 2.591.203

(2)	U.S. Patent Application No. 11/010,154

(3)	Patent Cooperation Treaty Application Number PCT/IB2005/003672 (publication number W02006/061689

(4)	European Patent Application Number EP 2005810583

Others - Cosmetics

The Company currently has 3 main products that are currently available for sale. These products are Viorra, Kenestrin Gel, and Skin Renou H.A. Viorra is an OTC therapeutic product for the treatment of FSAD (Female Sexual Arousal Disorder). Kenestrin Gel is for the treatment of joint pain for those who suffer from Rheumatoid Arthritis. Skin Renou HA is being marketed as an anti ageing and anti wrinkle cream with its main active ingredient being hyaluronic acid.

The Company has also executed a joint distribution agreement and revenue sharing agreement with Nutrashop Global Corp. , a private company that is currently selling products. Easton plans to jointly opening store location is both the United States and Canada to sell its OTC products and other therapeutic and holistic products.

Future Products and Initiatives

Medical Marijuana

In June of 2013, the Company disclosed its intention to enter into the medical marijuana industry. During the past year, the Company has signed various Letter of Intent for in both the United States and Canada. It November of 2013 Easton signed an LOI with Toronto based Medica RX towards negotiations involving a medical marijuana partnership and possible investment by Easton Pharmaceuticals. In March of 2014 Easton Signed an LOI with B.C. based Vodis Pharmaceuticals involving a medical marijuana partnership and possible investment by Easton Pharmaceuticals. In June of 2014, Easton advanced $50,000 and entered into an agreement with MDRM Group (Canada) Ltd. for an exclusive option to purchase up to 49% of a private Canadian medical marijuana grower who has received a “letter to build” from Health Canada to obtain a medical marijuana growers license under the Canadian Marihuana for Medical Purposes Regulations, which came into effect on April 1, 2014. This exclusive option has now been transferred directly to the medical marijuana grower holding a letter to build from Health Canada. The private medical marijuana company is presently building its facilities and awaiting final inspections for the grant of a national growers license for medical marijuana.

On July 1st 2014, the Company executed an agreement to purchase 40% of a North Carolina based private company called Medicated Markets International LLC who own California medical marijuana growers licenses for the state of California. The acquisition was completed with the issuance of 200 Million restricted shares from Company treasury.

On October 23, 2014, the Company closed on a purchase agreement where it purchased the website and business of 420.com a company that markets and sells vaporizer products. Vaporizers are thought to be regarded as a safe alternative to smoking tobacco which the WHO estimates will help to get millions of people to stop smoking cigarettes and other tobacco based products.

Patented Exclusive Women’s Health Products from CommonSense LTD:

Vaginal Discharge Diagnostic Test and Amniotic Fluid Leak Test

•	Easton/BMV has recently secured exclusive rights for Mexico and all of Latin America (except Brazil) for a line of patented vaginal health diagnostic medical devices (VS-Sense) from an Israeli/US diagnostics company,- CommonSense LTD, of Cesarea, Israel. This diagnostic test is currently being sold Canada-wide (Shoppers Drug Marts), and across the US (at Walgreens and CVS pharmacies). Bayer AG, a global pharmaceutical giant has secured the exclusive rights to VS-Sense for the European Union and launched in the United Kingdom in August, 2015, with a massive television and promotional campaign. Given the sizeable investment and faith that Bayer has in this product, Easton/BMV believe that that VS-Sense presents an extremely lucrative opportunity in the Latin American market;

•	In addition to the diagnostic test for vaginal health, Easton/BMV are in final negotiations with a Swiss Company introduced by CommonSense to Easton/BMV to secure the rights to a natural Lactic Acid treatment for when the diagnostic test indicates the vaginitis is caused by bacteria (roughly two-thirds of cases). This natural lactic acid gel vaginal cream causes the vaginal pH to change enough to kill the offending bacterial organisms. The remaining one third of cases diagnosed are yeast based and Easton/BMV will launch under their own brand the current treatment (clotrimazol cream) for these infections. In this way, Easton/BMV will have the triangle model: diagnostic component as well as offering treatments for all causes of the vaginitis: one diagnostic test, followed by two treatment options depending on what the diagnostic test results show after initial use;

•	As mentioned above, BMV is negotiating the rights for a natural treatment for bacterial vaginosis and is already approved in Europe and Mexico, which will afford gynecologist’s the opportunity to sell, in office, both the diagnostic and treatment in Latin America. This represents a potentially large revenue-producing option for both the gynecologists and Easton/BMV.

•	In addition to the diagnostic test for vaginal health, BMV has also secured the rights for all of Latin America (except Brazil) for a second point-of-care diagnostic device; unique in the time, cost, and ease-of-use for late-pregnancy women who experience wetness in their undergarments and are not sure if it is urine or amniotic fluid, quite a common occurrence, and one of the major causes of OB/GYN visits by women in late-stage pregnancy. This diagnostic device called AL-Sense provides a differential diagnosis between urine and amniotic fluid. BMV has a tremendous opportunity with this amniotic fluid leak diagnostic test in that there is an unmet need with no competition.

•	This Amniotic fluid test is intended for pregnant women, mainly in late-stage pregnancy to enable them to detect the difference between an amniotic fluid leak which would necessitate a doctor’s visit (as labor has started) and a simple urine leak. The test may also be used by High Risk pregnant women to monitor for Amniotic Fluid leaks beginning at earlier stages of pregnancy. This test is a state-of the art diagnostic test which is in the form of a panty liner, and undergoes a simple color change if the wetness experienced by the pregnant woman caused by an amniotic fluid leak. The relatively low cost and ease of use is expected to quickly become the test of choice for both women at home and in hospital use.

•	This test has been endorsed by NHS (National Health Service) in Britain as part of the NICE report (National Institute for Health and Care Excellence) which indicates that the device can reliably exclude amniotic fluid leak as a cause of vaginal wetness in pregnancy, avoiding the need for a speculum examination and its associated discomforts. Using the device in the community could prevent unnecessary referrals to secondary care antenatal day units or maternity triage services for speculum examinations, releasing clinical time. Based on cost modelling, using the test offers significant cost savings.

•	Other countries where the AL-Sense test is being sold include UK, Italy, Japan, China, Israel, Australia and other countries. The product is currently being registered in the USA and Canada.

•	Easton/BMV believe with a Marketing budget of $500,000 sales of the suite of exclusive Women’s Diagnostic and Treatment products could reach US$8-12 MM annually within three years.

Generic Cancer Drugs

•	Easton/BMV has secured exclusive rights for a line of Canadian-manufactured generic cancer drugs from Biolyse Corporation of St. Catharines, ON, Canada, beginning with four of the most commonly used chemotherapy agents namely paclitaxel, methotrexate, 5-fluorouracil and docetaxel. Biolyse is adding to these a further 33 injectable cancer and antibiotic drugs within the coming years, all of which will available to Easton/BMV exclusively for the region;

Generic Cancer Drugs: The cancer drugs: Biolyse Pharma Corporation the manufacturer of these drugs initially entered into an exclusive distribution agreement with BMV Medica, and BMV in turn then entered into a 50/50 profit split with Easton Pharmaceuticals for the full line of Biolyse-manufactured drugs beginning with Paclitaxel and docetaxel two of the most-commonly prescribed cancer (oncology) drugs in use today,- prescribed for breast, lung, colon and several other cancers. Both drugs are generic with manufacturers from the US, Canada, Mexico, Europe and India vying for a total market of several Billion dollars for these two drugs.

Easton/BMV’s market is Latin America, where, starting in Mexico, Canadian-manufactured drugs have an advantage over the Asian-origin drugs, because of NAFTA (North American Free Trade Agreement), allowing Canadian manufacturers to enter into the lucrative national tenders. In addition Canadian-manufactured cancer drugs also have a perceived advantage in quality over the Asian-manufactured counterparts. Easton/BMV have in-licensed the exclusive rights for the full line of Biolyse-manufactured drugs expected to reach in excess of over 30 drug offerings in the coming five years.

Easton/BMV have received the drug dossiers from Biolyse Pharma and are working with a local Mexican Company: Ackerman Pharma/Bio MS to submit for Marketing Authorization in Mexico for paclitaxel and docetaxel. These approvals are expected to be granted over the next six to nine months.

Once these approvals are in place, Easton/BMV expect to begin sales in Mexico very quickly and believes these two cancer drugs will reach revenues of several million dollars over the next three years through sales into both the private and government contract buyers.

In parallel with the Mexican initiative, several countries in Latin America do not require extensive regulatory dossier submissions, in order to purchase these Canadian-manufactured drugs. Once funding is secured Easton/BMV will immediately pursue Sales & Distribution agreements with distributors in Latin American countries where this simplified regulatory pathway is in place.

Capital Requirements for Easton/BMV’s Latin American initiatives are as follows:

•	$100,000 to complete the license payments to CommonSense for the Amniotic Fluid Leak test for Mexico, required by September 30, 2015

•	$600,000 for promotional activities and administrative expenses related to the launch of the diagnostic tests and treatments to gynecologists and pharmacy chains (professional versions and OTC versions of both diagnostic tests); trade shows with booths, advertising, hiring of Sales Force in Mexico (four medical reps), initial inventory purchase for launch, Business Development activities for Rest of Latin America

•	$100,000 to complete regulatory activities and launch of generic cancer drugs in other Latin Countries

To date, $225,000 has already been paid to CommonSense to date by Easton/BMV for the Vaginal Discharge Diagnostic Test and the Amniotic Fluid Leak test for Rest of Latin America; $25,000 paid for regulatory submission and pre-marketing in Mexico of Vaginal Discharge Diagnostic test; $25,000 paid for Pre-Marketing and packaging activities for Vaginal Discharge Diagnostic test; and $100,000 paid for regulatory submissions in Mexico for paclitaxel and docetaxel generic cancer drugs.

Past and Present Business and Product Development

In December 1997, the Company granted an exclusive worldwide license to IXORA with rights granted for the marketing, sale and distribution of certain transdermal treatments for male and female sexual dysfunction. In 2002, the Company received licensing, milestone, and other fees and payments of approximately $1,050,000plus 2,025,000 common shares of IXORA; the consideration paid in shares of IXORA represented at that time 45% of the then outstanding share capital of IXORA.

Under terms of the IXORA license agreement, the Company’s obligations were to protect and bear the cost of defending relevant patent rights and IXORA’s obligations related to reimbursing the Company, or to directly pay for: identified and qualifying costs of research and development including clinical studies determined necessary to complete regulatory filings in the US and other jurisdictions and various regulatory agencies that regulate the marketing and sale of the products; and, cost related to patent procurement and maintenance costs of the underlying intellectual property. The agreement had a term of 99 years and the following termination provisions:

•	IXORA fails to pay any money due under the contract, but only in the event that the amount due remains outstanding 60 days after receipt of written notice from us that the amount is due, or

•	Either party becomes bankrupt or insolvent, or

•	Either party fails to observe, perform or keep any of the material covenants, provisions, stipulations, representations and conditions contained in the contract and that the breach has not been cured within 60 days after receipt by the defaulting party of notice of such breach.

Under the then terms of the licensing agreement IXORA is responsible for the manufacturing of the product, to ensure that the IPM matrix is manufactured in accordance with the FDA Good Manufacturing Practices (GMP) and that the product is safe and performs to its specifications. Under the terms of the agreement, the Company was to receive the following royalties on sales under the agreement from IXORA:

•	9% of all net sales of licensed products approved by the FDA and for which the patent rights have not expired.

•	6.5% of all net sales of all licensed products which did not require FDA approval and for which the patent rights have not expired.

•	4.5% of all net sales of all licensed products for which the patent rights have expired or have been shown to be invalid.

At the time of the acquisition of the IXORA assets by the Company and thereafter, the Company and IXORA confirm that the exclusive worldwide license granted IXORA remain valid, in full force and effect.

On April 15, 2002, the Company obtained clearance from the United States Food and Drug Administration (“FDA”) of its Section 510(k) pre-market notification of intent (number K020325) to market its proprietary L.A.M. IPM Wound Gel TM. Limited commercial sales of this product began in August 2002. Customer base was primarily derived from wound care professionals and centers, doctors, nurses, hospitals and individual sales through the Internet.

In late 2004, the Company applied to have its L.A.M. IPM Wound Gel TM approved for Medicare reimbursement. In 2005, the application as a drug was rejected by the FDA and was subsequently refused for Medicare reimbursement. As a result, patients could not claim to have the costs of the wound gel reimbursed, the cost of the product would be paid directly by the patient without any subsidy by Medicare, or other plans. This was considered a material setback to the Company’s commercialization efforts as most of its products were considered expensive and unlikely to be paid for directly by patients. The Company subsequently made the decision to attempt to reformulate and alter the product to satisfy certain deficiencies illuminated by the Medicare and FDA review, and to wait the required 5 year period in order to be eligible to reapply for full Medicare reimbursement.

In 2006, the Company’s then President Joseph Slechta passed away. This was deemed a material setback to the Company resulting in the loss of valuable relationships brought forward by Mr. Slechta. In the fall of 2008, the Company’s board of directors made the decision to divest itself of its L.A.M. IPM Wound Gel and trans-dermal delivery system.

On November 12, 2003, the Company entered into an exclusive distribution agreement with Verus S.A. de C.V. (“Verus”) to distribute our L.A.M. IPM Wound Gel TM in several South American, Central American and Caribbean countries. Under the terms of the agreement the financial and other obligations of the parties were to commence when Verus receives marketing authorization from regulatory authorities in at least one of the countries and was to continue for at least one year from such date. The agreement term was extended, without a specified term on a non-exclusive basis upon the expiration of the initial term and was agreed to continue to be extended unless terminated by the delivery of notice, one party to the other with thirty days written notice. The Company had the right to terminate the agreement with Verus at any time. To date, the Company has not received any payments under this agreement. Consequently the Company made the decision to terminate the agreement and relationship with Verus.

On March 24, 2004, the Company received approval from the Chinese State Food and Drug Administration for the importation and sale of the L.A.M. IPM Wound Gel TM in the Peoples Republic of China. In 2004, the Company signed a three-year distribution agreement with China National Pharmaceutical Foreign Trade Corporation (“Sinopharm”). The agreement granted Sinopharm the exclusive distribution rights to market and sell L.A.M. IPM Wound Gel TM in China. Under the terms of this agreement the rights granted could be terminated by either party immediately upon giving written notice if certain performance criteria or financial obligations were not met in 2004. The Company did not receive any payments from Sinopharm. Under terms of the agreement, the Company was to receive payments when sales were made by Sinopharm. To date there have not been any sales generated from this agreement and no payment from Sinopharm have been made to. Easton (formerly LAM) determined to terminate its relationship with Sinopharm in 2006.

On January 5, 2005, the Company entered into a provisional agreement with Finest Enterprises Limited and China Elegant Development Limited to acquire New World Kellerton, a pharmaceutical company based in Xinyang, China. The provisional agreement was non-binding and remains in effect until the execution of a definitive agreement. As of this date a definitive agreement has not been completed. Subsequently, the company terminated this agreement in June of 2007.

Since there had been no revenues related to the L.A.M. IPM TM based products until then, in the third quarter of 2008, the Company’s board of directors decided to divest the L.A.M. IPM TM based assets and all products encompassing the L.A.M. IPM™ delivery system. Concurrently with the divesting of the L.A.M. IPM-based assets, the Company acquired all of the remaining assets and knowhow of IXORA and VBMI, including the proprietary VDM delivery system and line of products and products in development (the “VDM and Ixora Products”). Completion of the acquisition of IXORA, VBMI and VDM Products was dependent upon the restructuring of LAM’s capital structure, including debt (promissory notes) and common stock, among other conditions.

The acquisition of the assets and knowhow of VBMI and IXORA, including the VDM Products closed on June 25 and August 10, 2009, respectively, following completion of the conditions precedent to closing. The VDM Products are in various stages of development and commercialization, and we have not yet attempted to obtain clearance to market and sell products in the United States for any of the VDM Products nor attempted to market products that may not require approval. As a result, to date, the Company has not generated material revenues from the sale of products and expects to incur losses until sufficient revenues are earned from the sale of first product to operate on a net profit basis. Management believes that the first product that will be available for sale will be “Viorra”, to be marketed as a cosmetic gel to aid in the alleviation of FSAD. The Company will conduct research, development and commercialization on a pipeline of products derived from the VDM technology.

On June 25, 2009, the Company purchased 100% of the assets from Viorra Bio Medical Inc., a private Canadian Company, for a total of Thirty Six Million (36,000,000) shares of the Company’s restricted common stock. The shares were issued to non-U.S. persons and entities. These shares were issued pursuant to an exemption from registration requirements under Section 4(2) and exemptions provided under Regulation S (“Reg. S”) of the Securities Act of 1933.

On August 10, 2009, the Company purchased the remaining assets and know-how from Ixora Bio Medical Company Inc. and private shareholders for consideration of Eight Million (8,000,000) shares of the Company’s restricted common stock. These shares were issued pursuant to an exemption from registration requirements under Section 4(2) and exemptions provided under Regulation S (“Reg. S”) of the Securities Act of 1933. This acquisition resulted in the Company owning 100% of the assets of Ixora Inc. Immediately prior to the acquisition of the IXORA assets, the Company owned approximately 12% of the common stock of IXORA. On September 4, 2009, a total of 14,258,220 common shares were issued pursuant to the conversion of convertible promissory notes dated June 11, 2006.

Research and Development

As part of our ongoing research and development program, we intend to develop and commercialize as many products as possible based on our proprietary VDM technology. Our long-term goal is to explore other uses of the matrix delivery system to improve the therapeutic effects and efficacy of various products.

Since inception (1998), we have raised approximately $18 million used for research and development related to the L.A.M. IPM™ technology. Our research and development expenditures do not include research and development expenses relating to any of the acquired IXORA’s or VBMI’s VDM system or other research and development expenditures related to other pipeline products acquired in the VBMI and IXORA asset acquisitions, or corporate expenses accrued in the acquired companies for on-going costs for, among other things: marketing expertise, professional consultants, accounting, regulatory fees, sales costs, and general corporate purposes for which arms- length and non-arms-length individuals provided services to the companies in exchange for future consideration.

Management estimates that approximately $2.7 million has been expended on IXORA and Viorra between 1998 and 2004 to develop and prepare for commercialization of the VDM technology prior to acquisition and prior to reformulations of Easton OTC products utilizing the Company’s delivery system.

To the extent that all of the manufacturing process for our products is handled by an entity other than our Company, the manufacturing entity will be subject to inspections by the FDA and by other federal, state and local agencies and must comply with FDA GMP requirements. In complying with GMP regulations, manufacturers must continue to expend time, money and effort in the area of production, quality control and quality assurance to ensure full compliance.

Clinical Testing and Licensure

We believe that our VDM technology, when used with prescription drugs, or with currently approved OTC drugs will be regulated as a new drug and will require approval by the FDA. On the other hand, we believe that the VDM delivery technology, when used as a cosmetic can be marketed without prior approval.

We believe Viorra, Kenestrin Gel, Skin Renou HA and any of our stretch mark and scar product line currently in development would be considered a Class I device in the US, and may be even less regulated in other jurisdictions. Class I devices are subject to “general controls”. We believe that some of our products that are currently in the research and development pipeline may be subject to Class I or Class II medical devices regulation while others may be marketed using cosmetic classifications as defined by the FDA.

It is also possible that our proprietary VDM technology, when used with approved or unapproved prescription drugs or biologics, may be regulated as a combination unapproved new drug or medical device, in which case would be subject both to FDA medical device and new drug regulation. It is also possible that the use of the VDM technology with a monographed OTC drug could render the product an unapproved new drug, which would mean that the product is subject to new drug application approval requirements before marketing.

We intend to seek out partners for any products which require new drug applications for any of our drugs and will rely on our partners to pursue any regulatory application in regards to these products. No partners are required for any of our OTC therapeutic partners.

We undertake itself, or through partners, extensive and costly clinical testing to assess the safety and efficacy of product derived in combination with the VDM technology or on our other products such as the cancer drug, XILIVE and Femlife. Femlife is a drug jointly owned with a private Canadian company which utilizes a delivery system and technology for the topical delivery of Alprastodil to treat FSAD (female sexual arousal disorder) . Failure to comply with FDA guidelines regulating such testing can result in delay, suspension or cancellation of testing, and refusal by the FDA to accept the results of the testing. In addition, the FDA may suspend clinical studies at any time if it concludes that the subjects or patients participating in trials are being exposed to unacceptable health risks. Further, there can be no assurance that human clinical testing will show any of our drug delivery systems to be safe or effective or that data derived from any testing will be suitable for submission to the FDA.

The clinical studies prior to seeking marketing clearance required by European regulatory authorities before our systems can be marketed in Western Europe are similar to those in the United States. First, appropriate pre-clinical laboratory and animal tests must be done, followed by submission of a clinical trial exemption or similar documentation before human clinical studies can be initiated. Upon completion of adequate and well-controlled clinical studies in humans that establish that the drug is safe and efficacious, regulatory approval of a Market Authorization Application must be obtained from the relevant regulatory authorities. As with the FDA review process, there are numerous risks associated with the Market Authorization Application review. Additional data may be requested by the regulatory agency reviewing the Market Authorization Application to demonstrate the contribution of a product component to the clinical safety and efficacy of a product, or to confirm the comparable performance of materials produced by a changed manufacturing process or at a changed manufacturing site.

The process of biologic and new drug development and regulatory approval or licensure requires substantial resources and many years. There can be no assurance that regulatory approval will ever be obtained for other products being developed by us. Authorization for testing, approval for marketing of drugs, including biologics, by regulatory authorities of most foreign countries must also be obtained prior to initiation of clinical studies and marketing in those countries. The approval process varies from country to country and the time period required in each foreign country to obtain approval may be longer or shorter than that required for regulatory approval in the United States.

There are no assurances that any clinical trials conducted in foreign countries will be accepted by the FDA for approval in the United States. Product approval (or licensure in a foreign country) does not mean that the product will be approved or licensed by the FDA and there are no assurances that we will receive any approval or license by the FDA or any other governmental entity for the marketing of a drug product. Likewise, product approval by the FDA does not mean that the product will be approved or licensed by any foreign country.

Our Company have previously performed evaluations of a limited number of IPM/drug formulations, including formulations incorporating diclofenac and dimenhydrinate. Diclofenac is a non-steroidal anti-inflammatory medicine used in this formulation to help relieve some symptoms of arthritis, such as inflammation, swelling, stiffness, and joint pain. We have not performed any studies on the safety and efficacy of products containing these ingredients. Our preferred course for these formulations is to negotiate licensing agreements and/or joint ventures with larger pharmaceutical companies, which have the financial resources to fund the research and/or clinical trials necessary to complete the development of our products.

The Company believes no clinical trials are needed to market and sell any of its VDM OTC products encompassing it delivery system should it be marketed as a cosmetic product. Any drugs developed utilizing its VDM delivery technology will need to undertake clinical trials and obtain approval by the FDA. If in the future the results of any clinical trials involving these formulations are promising, we may then be in a position to negotiate licenses, to exploit the VDM technology on other drugs. In addition, more clinical studies may be requested by a potential licensee before it is willing to enter into an agreement. Any further clinical studies, as defined by the FDA, will not be performed without partnering.

Our objective is to raise sufficient capital to enable us to sustain ongoing research, marketing and administrative overhead as well as to enable us to undertake the work necessary to obtain clearances to market and sell our products if required, and to license certain products to third parties.

We believe that the longer we are able to continue development and the clinical trials for certain products and thereby establish their safety and efficacy, the greater their value will be to a potential licensee given the reduced risk of failure. Consequently, we believe that the longer we retain sole ownership of those products the greater will be our bargaining position with prospective licensees and strategic alliance partners. Indeed, the industry places incrementally larger different values on drugs as they progress through the clinical trials required by the FDA.

Manufacturers and Suppliers

We will purchase the supplies of raw materials for the formulation of all of our products from various independent supply companies. Several vendors have been identified and these have been determined to be in compliance with the relevant regulatory requirements for manufacturing our products; all future vendors will be chosen using established criteria for selecting quality vendors.

We are currently reviewing the ability to manufacture its pipeline of products which encompasses the VDM proprietary matrix delivery system with certain contract manufacturing companies based in the USA, Canada and Mexico. No studies have yet been performed regarding the new reformulated products although recent product safety and efficacy internal tests did appear to be promising. We may incur costs associated with obtaining regulatory clearance prior to the introduction of these products to market. Such costs would include any clinical trials/studies and consulting fees for any 510(k) application as a Class I medical device. Any application to the FDA will be submitted only when we have completed the clinical validation trials for the product.

Marketing

We plan to market our products in any country where a suitable market exists and which has approved our products for sale.

The Company’s current focus is to serve the healthcare market in the USA and in the process of entering Mexico, and selected South American markets. We will continue to analyze and review our options to market and sell the Company’s products in Europe and China. As resources become available the Company will continue to review opportunities in other countries and will enter these countries as appropriate.

Competition

The pharmaceutical industry is highly competitive. We believe that competition for product sales is based primarily on brand awareness, price, availability and product efficacy. Our products may be subject to competition from alternate therapies during the patent protection period, if applicable, and thereafter from generic equivalents.

Many of our competitors are large, well-established companies in the pharmaceutical, chemical, cosmetic and health care fields and may have greater resources than we do to devote to manufacturing, marketing, sales, research and development and acquisitions. Our competitors include Bristol-Myers Squibb, Johnson & Johnson, Smith & Nephew and others.

Patents and Trademarks

Prior to the decision by then Board of Directors to abandon and suspend any further research and development or commercialization efforts for products based on the L.A.M. IPM TM technology, in the fall of 2008, the Company owned 15 U.S. patents, 9 foreign patents, 5 U.S.

patent applications and numerous international patent applications designating over 100 foreign countries with claims relating to our sustained release delivery matrix system, systems containing drug preparations, uses of the systems for various treatment therapies and addiction therapeutic program. These patents were to expire between 2015 and 2018.

Employees

The Company’s business operations currently employs 4 individuals, none of which are full-time employees.

Facilities

We rent office facilities at Suite 200, 265 Rimrock Road, North York, Ontario, Canada. We believe that the facilities are sufficient for the foreseeable future and do not anticipate leasing any further space, at this time.

Legal Proceedings

In August of 2015, the Company launched an action against Medicated Markets International and its principles for misrepresentation related to funds advanced toward.

OUR MANAGEMENT

The officers and directors of our Company comprise:

Evan Karras, Age 55

CEO, Secretary

Term of office began in July of 2015 and continues to this date.

Evan Karras is a leading project developer with key strengths in the organization and implementation of small, medium and large scale projects on an international level. He has extensive experience in the development of real estate projects, cable television, telecommunications, distribution, publishing, commodities and manufacturing.

Mr. Karras launched the first direct marketing company in the Middle East for a personal care products company he founded. The company marketed and distributed dietary and beauty products throughout the Middle East and Gulf area.

Other significant milestones include the development of a $300 million network to provide multimedia services to subscribers in Saudi Arabia and the United Arab Emirates. As founder and president of MoviesPlus, he provided satellite television programming in Poland.

As an independent consultant, Evan assisted the government of Greece in forming a national gaming commission for the privatization and award of twelve casino licenses. He formed several consortiums with international hotel and gaming operators, including Lady Luck Gaming Corporation, Playboy Enterprises, and Hyatt Hotels. All five casino licenses tendered for were awarded. Evan further secured property for the consortiums and was instrumental in the development of three (3) hotel and casino resorts and two (2) marina developments.

In an independent study conducted by Price Waterhouse Cooper, Mr. Karras was ranked number 35 most respected businessman during his tenure as President and CEO of Telemax. Telemax was the largest supplier of prepaid calling products in Canada.

Through his strategic planning, he was successful in changing the direction of the company in order for it to remain competitive in the telecommunications market. He further managed to increase the company’s sales from $12 million to over $35 million per year. Evan was the liaison between the company and the investing public and investment brokers.

Evan has lectured on starting a successful business at LaVerne University in Greece. He holds a Masters degree in Business and Finance. Mr. Karras maintains close relationships around the world and consults in many market sectors.

Dr. Jose Tiran Saucedo

Chief Medical Officer, Latin America

EDUCATION

MEDICAL SURGEO 1991-1996	I.T.E.S.M.

Escuela de Medicina Ignacio A. Santos
Monterrey, N.L. México
Cedula Profesional: 2776130

SPECIALTY	Ginecología y Obstetricia	2000-2004
ITESM/DCS/EGRAM
Monterrey, N.L. México
Cédula de Especialidad: 4111546

SUBSPECIALTY	Infectología Ginecológica y Obstétrica	2004-2006
Woman’s Hospital of Texas
Houston, Texas.

INSTITUTIONAL SPECIALTY CERTIFICATION

Recertification American Board of Surgical Assistants.	2013

Recertification American Board of Surgical Assistants.	2011

Recertified By Mexican Council Of Gynecology and Obstetrics	2010

Recertification American Board of Surgical Assistants.	2007

Recertification American Board of Surgical Assistants.	2005

Mexican Council of Gynecology and Obstetrics	2005

Mexican Federation of Gynaecological Endoscopy A. C.	2004

American Board of Surgical Assistants. 2003

ACADEMIC AND PROFESSIONAL EXPERIENCE

Adjunct Professor of the Fellowship of Gynecology and Obstetrics
University of Monterrey.
Noviembre 2011 a la fecha

Professor of Infectious Perinatal Matter at the University of Monterrey.	2008-2013
IMMF.CGOMSA/UDEM

Miembro Reference Comitee ACOG District VIII, México
2008 a la fecha
Junior Felow Advisor

Director General del IMIGO (Instituto Mexicano de Infectología	2006 a la fecha
Ginecológica y Obstétrica).

Profesor Auxiliar de Maestría en Administración. de Hospitales,	Agosto
2009 a la fecha
Materia Sistemas de Salud comparados en América del Norte / UDEM

SOCIEDADES PROFESIONALES

Colegio de Ginecología y Obstetricia de Monterrey

Colegio de Infectología de Nuevo León

Infectious Diseases Society of America (IDSA)

International Infectious Diseases Society for Obstetrics and Gynecology-EUA

Sociedad Internacional de Enfermedades Infecciosas de Ginecología y Obstetricia-México

American College of Obstetricians and Gynecologists

Asociación Ex-A-Tec de Ginecología y Obstetricia A.C.

Federación Mexicana de Endoscopía Ginecológica

Canadian Society of Telehealth

Sociedad de Ex Alumnos ITESM

ACTIVIDADES PROFESIONALES

FELLOW ACOG (American College of Obstetricians And Gynecologists)	Julio 2008

HONORES Y RECONOCIMIENTOS

Reconocimiento cívico público por los servicios prestados a la humanidad	Dic. 1, 2006
por el conocimiento aportado en materia de VIH y embarazo de manos del presidente de Francia Jacques Chirac. Place de la Villete, L Artere le Jardin des Dessins. París, Francia.

Reconocimiento especial en la edición del libro del 60 aniversario del ITESM
“Lo Mejor del Tec: Su Gente”.	2003

Premio Nacional al Primer Lugar Nacional como Mejor Servicio Social en Medicina.	Mayo 1998

CAPITULOS

Autor del Capítulo #7 Título “Infecciones del tracto genital femenino	2011
y su relación con la infertilidad” del libro INFERTILIDAD manual para el consultorio. 1er. Edición

Autor del Capítulo #58 Título “Infecciones en la adolescencia”	2009
del libro Temas Selectos de Ginecología, Perspectivas. 1er. Edición

Autor del Capítulo #59 Título “VIH-SIDA en Ginecología y Obstetricia”	2009
del libro Temas Selectos de Ginecología, Perspectivas. 1er. Edición

Autor del capítulo #9 Título “Postpartum Fever”	2009
del libro Now What? Text, Patient Encounters in Obstetrics and Ginecology,
Editorial Lippincott Williams & Wilkins,1st Edition.

Autor del capítulo #17 Título “Pelvice Inflammatory Disease”	2009
del libro Now What? Text, Patient Encounters in Obstetrics and Ginecology,
Editorial Lippincott Williams & Wilkins, 1st Edition.

Autor del capítulo #14 Título “Infecciones vaginales” más frecuentes	2008
del libro Infectología Clínica publicado por Manual Moderno.
ISBN 987-970-729-379-3. 1st Edition.

Autor del capítulo #19 Título “Virus del Papiloma Humano” del libro Infectología	2008
Clínica publicado por Manual Moderno. ISBN 987-970-729-379-3. 1st Edition.

Co-autor del capítulo #14 Título “Virus de Inmunodeficiencia Humana” de la	2004
5ta edición del libro titulado “Infectious Diseases in Obstetrics and Gynecology” publicado por Parthenon Publishing. 5th Edition.

CONFERENCIAS

A impartido mas de 340 conferencias a nivel local, nacional e internacional en las áreas de: Infecciones de transmisión sexual, Sexualidad sana, Como hablar con tus hijos de sexualidad, Embarazos en la adolescencia y como evitarlos, además de temas científicos como vacunación, métodos de planificación, desarrollo de nuevas tecnologías para el tratamiento del virus del papiloma humano, etc etc. .

INVESTIGACION

Desarrollo de múltiples protocolos con la Industria Farmacéutica, con Organizaciones no Gubernamentales e Intituciones Académicas.

Nunzio Valerie, Age [age]

CFO, Treasurer, Director

CEO / Secretary

Term of office began in July of 2015 and continues to this date.

Mr. Valerie has had a successful career as a senior executive in his own boutique consulting company with 15 years international experience as both a business consultant in various industries. Mr. Valerie is also a holder of a securities license from his 14 years of work in the financial services industry. Mr. Valerie also has strong experience and knowledge of finance and sourcing venture capital, financial institutions, regulatory agencies.

Carla Pepe, Age [38]

Director / President of Marketing

Term of office began in September of 2013 and continues to this date.

Ms. Pepe has over 10 years of successful experience in developing, leading and managing high impact strategic marketing campaigns directed at consumers, business to business, channel marketing and affinity programs. Ms. Pepe possesses strong skills utilizing current market research methodologies and analysis.

Dr. Daniel Bagi, Age [54]

COO

Term of office began in March of 2014 and continues to this date.

A senior executive physician with 20 years international experience in the pharmaceutical industry, with an emphasis in Business Development and licensing. Expertise in medical affairs and clinical research, specifically oncology and specialty women’s health products. Good knowledge of international regulatory standards. Supervision of over 15 clinical trials, mostly international. Strong business orientation with particular strengths in strategic planning, business development, and product evaluation, having secured numerous license deals for Mexico and Middle Eastern territories between North American Biotechs and local partners. Extensive experience presenting to financial institutions, regulatory agencies, and potential pharmaceutical partners.

There are no family relationships between any officers, directors and employees of the Company.

Remuneration of Directors and Officers

The officers are remunerated pursuant to the terms of the Management Agreements entered into between the officers and the Corporation. The management agreements are attached as an exhibit hereto. Among the terms of the management agreements, they provide for the issuance of 20,000,000 shares of the Issuer’s common stock to Evan Karras and 20,000,000 shares of the Issuer’s common stock to Carla Pepe and 20 20,000,000 Shares of the issuers common stock to Nunzio Valerie Jr.

Security Ownership of Management and Certain Security Holders

The following table sets forth information as of September 30, 2015, regarding the beneficial ownership of shares of our Common Stock by our directors, and executive officers, individually, and as a group and by each person known to us to own 10% or more voting and investment power with respect to our outstanding shares. Except as otherwise noted in the footnotes, below, each person below has sole voting and investment power with respect to such securities.

(1) Title of Class	(2) Name and address of owner	(3) Amount owned before the offering	(4) Amount owned after the offering	(5) Percent of class
Common Stock	Evan Karras Suite 200, 265 Rimrock Road North York, Ontario, Canada, M3J 3C6	20,000,000 Rule 144 shares	20,000,000 rule 144 shares	under 10%

Common Stock	Carla Pepe Suite 200, 265 Rimrock Road North York, Ontario, Canada, M3J 3C6	20,000,000 Rule 144 shares	20,000,000 rule 144 shares	under 10%

Common Stock	Nunzio Valerie Suite 200, 265 Rimrock Road North York, Ontario, Canada, M3J 3C6	20,000,000 Rule 144 shares	20,000,000 rule 144 shares	under 10%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

CAPITALIZATION

The following table reflects the capitalization of the Company as of June 30, 2015. The historical data in the table is derived from and should be read in conjunction with our financial statements, included in this Offering Circular and in conjunction with the “Use of Proceeds” section.

	As of 06/30/15	As Adjusted 50% of Shares Offered (833,333,333 Shares)	As Adjusted 100% of Shares Offered (1,666,666,666 Shares)
Debt:
Short- Term Debt	$128,956	$128,956	$128,956
Long-Term Debt	$15,400	$15,400	$15,400
Total Debt:	$144,356	$144,356	$144,356
Stockholder’s Equity (deficit):
Preferred stock:	$0	$0	$0
Common stock $.0001 Par Value:	$81,673	$144,506	$227,840
Additional Paid in Capital	$38,542,173	$41,042,173	$43,542,173
Retained Earnings (deficit)	$(37,588,033)	$(37,588,033)	$(37,588,033)
Earnings – Current Year	$0	$0	$0
Total Stockholder’s Equity	$1,035,813	$3,598,646	$6,181,980
Total Capitalization	$1,181,698	$3,743,002	$6,326,336

MARKET FOR AND DIVIDENDS ON OUR COMMON STOCK AND RELATED

STOCKHOLDER MATTERS

Market Information

The principal market for shares of the Company’s Common Stock is the OTC Markets Group. OTC Markets Group is not an exchange or an automated quotation system operated by a registered securities system.

As of February 1, 2016, an aggregate of 932,728,571 shares of our common stock were issued and outstanding. As of February 1, 2016, there are 198 shareholders of record based on information provided by our transfer agent.

Penny Stock Considerations

Our shares are “penny stocks”, which term is generally defined under the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares are thus subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock, such as shares of our Common Stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $5,000,000, or annual income exceeding $100,000 individually or $400,340 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•	Deliver, prior to any transaction involving a penny stock, a disclosure schedule in the form prescribed by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose the commissions payable to the broker-dealer and its registered representatives and the current bid and offer quotations for the securities;

•	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

•	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempts to sell shares of our common stock, which may affect the ability of stockholders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements may impede the sale of shares of our Common Stock. In addition, these rules mean that the liquidity of our shares may be adversely affected, with a corresponding decrease in the available price of our shares.

Dividends

We have never paid a dividend and have no present intention of doing so. To the extent we have any income, we intend to reinvest it in the business. The decision to pay a dividend on the Common Stock and if so, when and in what amount will be made by the Board of Directors.

DESCRIPTION OF CAPITAL STOCK

This description is a summary only and is subject to the complete text of our certificate of incorporation and bylaws, forms of which we have filed as exhibits to this Offering Circular.

Our authorized capital stock will consist of 1,666,666,666 shares of common stock, par value $0.0001 per share.

Each share of Common Stock entitles the holder to one vote on all matters on which holders are permitted to vote, including the election of directors. They do not have cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.

Common Stock will share equally on a per share basis any dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our Common Stock will be entitled to a ratable share of any distribution to stockholders. Our Common Stock carries no preemptive or other subscription rights to purchase shares of our stock and are not convertible, redeemable or assessable.

CERTIFICATE OF INCORPORATION AND BYLAWS

Election and Removal of Directors

Our Board of Directors currently consists of 2 directors. The exact number of directors is fixed by the Board, and there will be two directors until the directors or stockholders, by majority vote, increase the number of directors. The directors may be removed for cause by the stockholders, at a special meeting called for that purposes, by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled by majority vote of the stockholders or directors in office.

Stockholder Meetings

Our bylaws provide that special meetings of our stockholders may be called only by a majority of the directors, or such persons authorized by the Board of Directors.

Stockholder Action by Written Consent

Our bylaws provide that holders of our common stock are able to act by written consent without a meeting, as provided in the General Corporation Law of the State of Wyoming.

Amendment of Certificate of Incorporation

The affirmative vote of at least a majority of the voting power of our outstanding shares of stock will be required to amend our certificate of incorporation.

Amendment of Bylaws

Our bylaws may generally be altered, amended or repealed, and new bylaws adopted with:

•	The affirmative vote of a majority of directors present at any regular or special meeting of the Board of Directors called for that purpose; or

•	The affirmative vote of a majority of the voting power of our outstanding shares o voting stock.

Limitation of Liability of Directors and Officers

Our bylaws provide that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director, except as required by applicable laws, as in effect from time to time. Currently, Wyoming law requires that liability be imposed for the following:

•	Any breach of the director’s duty of loyalty to our company or our stockholders;

•	Any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	Any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our certificate of incorporation and bylaws provide that, to the fullest extent permitted by law, we may, if so authorized on a case by case basis by majority vote of the board of directors, indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we received an undertaking to repay such amounts if it is ultimately determined that the person is entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

FINANCIAL STATEMENTS

The following are the financial statements of the issuer ending September 30, 2015.

The Company’s financial statements are prepared using accounting principles generally accepted in the United States applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. This condition raises substantial doubt as to the entity’s ability to continue operations. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

Results of Operations

Liquidity and Capital Resources:

The Company has increased its shareholders’ deficit as a result of its efforts to increase its business activity. Cash outflow from operations for the nine months ended September 30, 2015 was $(171,094) compared to an outflow of cash of $(251,826) in the comparative prior nine months ended September 30, 2014. In the current period the Company received $0 ($15,400 in the comparative prior period) in loans and received $0 for the issuance of common shares ( 2014: received $697,000) leaving cash on hand at September 30, 2015 of $71,675 compared to cash on hand of $697,884 at December 31, 2014. The Company is dependent upon equity and loan financings to compensate for the continued outflow of cash anticipated from operations. The Company’s continued operations are dependent upon obtaining revenues from outside sources or raising additional funds through debt or equity financing.

Profit & Loss:

Comparison of the nine months ended September 30, 2015 with the nine months ended September 30, 2014.

The net loss for the nine months ended September 30, 2015 was $549,094 compared to a net loss of $312,427 for the nine months ended September 30, 2014. The losses for the periods relate to expenses incurred in administering the affairs of the Company, in the reorganization, financing and development of the Company’s business and product. Since its reorganization the Company has generated nil revenues from sales.

Cash Flow:

The Company had positive working capital at September 30, 2015 of $219,499 with current assets of $348,455 in excess of current liabilities of $128,956. At December 31, 2014 the Company had working capital of $633,208.

Summary of Accounting Policies

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all debt instruments held with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The fair value of the Company’s cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate the carrying value based on their effective interest rates compared to current market prices.

Concentration of Credit Risk

The Company has no significant off-balance-sheet concentrations of risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with Statement of Financial Accounting Standards No. 128 – “Earnings Per Share” (“SFAS 128”). Under the provisions of SFAS No. 128 basic loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed using the weighted average number of common and potentially dilutive shares of common stock outstanding during the period. For the Company basic and diluted loss per share is the same as any exercise of options or warrants would be anti-dilutive. The Company currently has no stock dilutives.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109 ‘Accounting for Income Taxes’. SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting tax bases of assets and liabilities.

For the quarter ended September 30, 2015

BALANCE SHEETS

UNAUDITED	September 30	December 31
	2015	2014
ASSETS

Current Assets
Cash and cash equivalents	$71,675	$697,884
Account receivable	9,324	9,324
Inventory	4,956	4,956
Prepaid expense	262,500	50,000

Total Current Assets	348,455	762,164
Other Assets:
Paid To and Due From Medicated Market International (Cash)	140,094	0
Paid to and due from Amfil Technologies (Cash)	50,000	50,000
Paid to and due from MDRM (Cash)	50,000	50,000
Paid To and Due From BMV Medica (Cash)	310,997	0
Paid To and Due From Seas Industries Inc. / Nutrashop Global Stores (Cash)	24,024	0
Ixora and Viorra Bio Medical (Share Issuances)	549,745	549,745

Total Assets	$1,473,315	$1,411,909

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$28,956	$28,956
Management and Consulting Fees Payable – Convertible Promissory Notes	100,000	100,000

Total Current Liabilities	128,956	128,956
Other Liabilities:
Other Promissory note(s)	15,400	15,400

Total Liabilities	144,356	144,356

Contingencies, note 3

Stockholders’ Equity (Deficit)
Preferred Stock
Authorized: 20,000,000 preferred shares par value $0.0001 each
Issued: nil preferred shares	0	0
Common Stock
Authorized: 1,000,000,000 common shares par value $0.0001 each
Issued: 932,728,571 common shares (611,728,571 December 31, 2014)	93,273	61,173
Additional paid-in capital	39,120,573	38,542,173
Accumulated deficit	(37,884,887)	(37,335,793)

Total Stockholders’ Equity (Deficit)	1,328,959	1,267,553

Total Liabilities and Stockholders’ Equity (Deficit)	$1,473,315	$1,411,909

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

for the period December 31, 2004 through September 30, 2015

UNAUDITED	Number of Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance - December 31, 2004	21,960	$3	$33,240,644	$(33,110,325)	$130,322
Capital contribution - interest expense	—	—	8,315	—	8,315
Stock options granted:
- Compensation for services rendered	—	—	5,433	—	5,433
Common shares issued:
- Compensation for services rendered	11,621	1	1,454,035	—	1,454,036
Sale of shares for cash	3,767	—	316,902	—	316,902
Net loss December 31, 2005	—	—	—	(2,251,550)	(2,251,550)
Balance - December 31, 2005	37,348	$4	$35,025,329	$(35,361,875)	$(336,542)
Common shares issued:
-Compensation for services rendered	1,073	—	123,664		123,664
Net loss December 31, 2006	—	—	—	(226,438)	(226,438)
Balance – December 31, 2006	38,421	$4	$35,148,993	$(35,588,313)	$(439,316)
Net loss December 31, 2007	—	—	—	(150,106)	(150,106)
Balance – December 31, 2007	38,421	$4	$35,148,993	$(35,738,419)	$(589,422)
Common shares issued:
-to settle convertible promissory notes	14,258,220	1,426	12,832	—	14,258
Capital contribution – accounts payable beyond statute of limitations	—	—	886,958	—	886,958
Net loss December 31, 2008	—	—	—	(621,643)	(621,643)
Balance – December 31, 2008	14,296,641	$1,430	$36,048,783	$(36,360,062)	$(309,849)
Common shares issued:
-to acquire Viorra assets	36,000,000	3,600	—	—	3,600
-to acquire Ixora assets	8,000,000	800	545,345	—	546,145
-to settle convertible promissory notes	28,516,356	2,851	47,149		50,000
Net loss December 31, 2009	—	—	—	(15,665)	(15,665)
Balance – December 31, 2009	86,812,997	$8,681	$36,641,277	$(36,375,727)	$274,231
Net loss December 31, 2010	—	—	—	(56,774)	(56,774)
Balance – December 31, 2010	86,812,997	$8,681	$36,641,277	$(36,432,501)	$217,457
Issued for consulting fees	1,000,000	100	24,900	—	25,000
Net loss December 31, 2011	—	—	—	(112,630)	(112,630)
Balance – December 31, 2011	87,812,997	$8,781	$36,666,177	$(36,545,131)	$129,827
Issued for consulting fees	40,000,000	4,000	196,000	—	200,000
Net loss December 31, 2012	—	—	—	(183,281)	(183,281)
Balance – December 31, 2012	127,812,997	$12,781	$36,862,177	$(36,728,412)	$146,546
Issued for cash	231,900,000	23,190	322,049	—	345,239
Unrealized foreign exchange gain	—	—	8,949	—	8,949
Net loss December 31, 2013	—	—	—	(246,533)	(246,533)
Balance – December 31, 2013	359,712,997	35,971	371,193,175	(36,974,945)	254,201
Issued for cash	140,287,003	14,029	682,971	—	697,000
Issued for debt	35,000,000	3,500	244,900	—	248,400
Issued for management fees payable	40,000,000	4,000	280,000	—	284,000
Issued for account payable	5,300,000	530	34,270		34,800
Issued for long term debt	31,428,571	3,143	106,857	—	110,000
Net loss December 31, 2014	—	—	—	(360,848)	(360,848)
Error correction	—	—	—	100,000	100,000
Balance – December 31, 2014	611,728,571	$61,173	$38,542,173	$(37,335,793)	$1,267,553
Issued for 40% interest in Medicated Markets	200,000,000	20,000	—	—	20,000
Issued for distribution agreement	5,000,000	500	—	—	500
Issued for director fees	60,000,000	6,000	294,000	—	300,000
Issued for consulting fees	6,000,000	600	39,400	—	40,000
Issued as BMV prepaid expense	50,000,000	5,000	245,000	—	250,000
Net loss nine months ended September 30, 2015	—	—	—	(549,094)	(549,094)
Balance – September 30, 2015	932,728,571	$93,273	$39,120,573	$(37,884,887)	$1,328,959

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF OPERATIONS

For the three and nine months ended September 30	2015		2014
UNAUDITED	Three months 2015	Nine months 2015	Three months 2014	Nine months 2014

Revenues	$	$0	$0	$0

Expenses
Product development, Licenses	45,000	164,390	19,969	35,735
Management and consulting fees (Stock)	62,260	114,792	122,800	222,700
Financial consulting	0	0	0	0
Directors Fees Paid In Common Stock	300,000	300,000	0	0
Professional fees	1,500	1,500	0	0
Marketing	133	13,339	0	6,182
Travel and Entertainment Expenses	2,917	8,355	6,408	17,117
Transfer agent and filing fees	2,124	4,254	0	0
General and administrative	1,695	4,008	2,452	36,386

Total Expenses	415,629	610,638	151,629	318,120

Loss before other expenses	(415,629)	(610,638)	(151,629)	(318,120)

Other Expenses
Interest expense	0	0	0	0
Foreign exchange gain (loss)	18,775	61,544	1,071	5,693

Loss before income taxes	(396,854)	(549,094)	(150,558)	(312,427)

Income taxes	0	0	0	0

Net Loss	$(396,854)	$(549,094)	$(150,558)	$(312,427)

Loss per Common Share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	928,489,440	823,588,571	601,283,003	480,498,000

The accompanying notes are an integral part of these financial statements.

(Unaudited)

STATEMENTS OF CASH FLOWS

For the nine months ended September 30	2015	2014
UNAUDITED
Cash Flows from Operating Activities
Net Loss	$(549,094)	$(312,427)

Adjustments to Reconcile Net Loss to Cash Flows from Operating Activities:
Non cash expense: Director / Management Fees (Common Stock)	300,000	0
Distribution fee	500	0
Consulting	40,000	0
Changes in Assets and Liabilities:
Prepaid expense	37,500	37,500
Accounts payable and accrued expenses	0	50,601
Management fees payable	0	110,000

Net Cash Flows from Operating Activities	(171,094)	(151,826)

Cash Flows from Investing Activities
Advances for other assets	(455,115)	(100,000)

Net Cash Flows from Investing Activities	(455,115)	(100,000)

Cash Flows from Financing Activities
Loans payable	0	15,400
Issuance of common shares for cash	0	697,000

Net Cash Flows from Financing Activities	0	712,400

Net Change in Cash and Cash Equivalents	(626,209)	460,574

Cash and Cash Equivalents - Beginning of Period	697,884	187,511

Cash and Cash Equivalents - End of Period	$71,675	$648,085

NON-CASH INVESTING AND FINANCING ACTIVITIES

Stock issued: to settle promissory notes payable	$0	$0
to settle an account payable	$0	$0
SUPPLEMENTAL DISCLOSURE

Interest Paid	$0	$0
Income Taxes Paid	$0	$0

Common shares issued for services	$340,000	$0
Common shares issued for assets	$20,000	$0

For the Two Years ended December 31, 2014 and December 31, 2013

FINANCIAL STATEMENTS

Easton Pharmaceuticals, Inc.

(a Development Stage Company)

Year Ended December 31, 2014

Prepared by management without audit

EASTON PHARMACEUTICALS INC.

(formerly LAM Industries, L.A.M. Pharmaceutical, Corp.)

BALANCE SHEETS

UNAUDITED	December 31	December 31
	2014	2013
ASSETS

Current Assets
Cash and cash equivalents	$697,884	$187,511
Account receivable	9,324	—
Inventory	4,956	—
Prepaid expense	50,000	100,000

Total Current Assets	762,164	287,511

Other Assets	549,745	549,745

Total Assets	$1,311,909	$837,256

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$28,956	$174,427
Consultants fees payable	100,000	410,000

Total Current Liabilities	128,956	584,427

Other Liabilities
Promissory note	15,400	—
Due to stockholders	—	98,628

Total Liabilities	144,356	683,055

Contingencies, note 3

Stockholders’ Equity (Deficit)
Preferred Stock
Authorized: 20,000,000 preferred shares par value $0.0001 each
Issued: nil preferred shares	—	—
Common Stock
Authorized: 1,000,000,000 common shares par value $0.0001 each
Issued: 611,728,571 common shares (359,712,997 December 31, 2013)	61,173	35,971
Additional paid-in capital	38,542,173	37,193,175
Accumulated deficit	(37,435,793)	(37,074,945)

Total Stockholders’ Equity (Deficit)	1,167,553	154,201

Total Liabilities and Stockholders’ Equity	$1,311,909	$837,256

The accompanying notes are an integral part of these unaudited financial statements.

These unaudited financial statements have been prepared by management

FINANCIAL STATEMENTS

Easton Pharmaceuticals, Inc.

(a Development Stage Company)

Year Ended December 31, 2014

Prepared by management without audit

EASTON PHARMACEUTICALS INC.

(formerly LAM Industries, L.A.M. Pharmaceutical, Corp.)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

for the period December 31, 2004 through December 31, 2014

UNAUDITED	Number of Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance - December 31, 2004	21,960	$3	$33,240,644	$(33,110,325)	$130,322
Capital contribution - interest expense	—	—	8,315	—	8,315
Stock options granted:
- Compensation for services rendered	—	—	5,433	—	5,433
Common shares issued:
- Compensation for services rendered	11,621	1	1,454,035	—	1,454,036
Sale of shares under stock subscription agreements	3,767	—	316,902	—	316,902
Net loss December 31, 2005	—	—	—	(2,251,550)	(2,251,550)

Balance - December 31, 2005	37,348	$4	$35,025,329	$(35,361,875)	$(336,542)

Common shares issued:
-Compensation for services rendered	1,073	—	123,664		123,664

Net loss December 31, 2006	—	—	—	(226,438)	(226,438)

Balance - December 31, 2006	38,421	$4	$35,148,993	$(35,588,313)	$(439,316)
Net loss December 31, 2007	—	—	—	(150,106)	(150,106)

Balance - December 31, 2007	38,421	$4	$35,148,993	$(35,738,419)	$(589,422)

Common shares issued:
-to settle promissory note	14,258,220	1,426	12,832	—	14,258
Capital contribution - accounts payable beyond statute of limitations	—	—	886,958	—	886,958
Net loss December 31, 2008	—	—	—	(621,643)	(621,643)

Balance - December 31, 2008	14,296,641	$1,430	$36,048,783	$(36,360,062)	$(309,849)

Common shares issued:
-to acquire Viorra assets	36,000,000	3,600	—	—	3,600
-to acquire Ixora assets	8,000,000	800	545,345	—	546,145
-to settle promissory notes	28,516,356	2,851	47,149		50,000
Net loss December 31, 2009	—	—	—	(15,665)	(15,665)

Balance - December 31, 2009	86,812,997	$8,681	$36,641,277	$(36,375,727)	$274,231

Net loss December 31, 2010	—	—	—	(56,774)	(56,774)

Balance - December 31, 2010	86,812,997	$8,681	$36,641,277	$(36,432,501)	$217,457
Issued for consulting fees	1,000,000	100	24,900	—	25,000

Net loss December 31, 2011	—	—	—	(112,630)	(112,630)

Balance - December 31, 2011	87,812,997	$8,781	$36,666,177	$(36,545,131)	$129,827
Issued for consulting fees	40,000,000	4,000	196,000	—	200,000
Net loss December 31, 2012	—	—	—	(183,281)	(183,281)

Balance - December 31, 2012	127,812,997	$12,781	$36,862,177	$(36,728,412)	$146,546
Issued for cash	231,900,000	23,190	322,049	—	345,239
Unrealized foreign exchange gain	—	—	8,949	—	8,949
Net loss December 31, 2013	—	—	—	(346,533)	(346,533)

Balance - December 31, 2013	359,712,997	$35,971	$37,193,175	$(37,074,945)	$154,201
Issued for cash	140,287,003	14,029	682,971	—	697,000
Issued for debt	35,000,000	3,500	244,900	—	248,400
Issued for management fees payable	40,000,000	4,000	280,000	—	284,000
Issued for account payable	5,300,000	530	34,270		34,800
Issued for long term debt	31,428,571	3,143	106,857	—	110,000
Net loss December 31, 2014	—	—	—	(360,848)	(360,848)

Balance - December 31, 2014	611,728,571	$61,173	$38,542,173	$(37,435,793)	$1,167,553

The accompanying notes are an integral part of these unaudited financial statements.

These financial statements have been prepared by management without audit

FINANCIAL STATEMENTS

Easton Pharmaceuticals, Inc.

(a Development Stage Company)

Year Ended December 31, 2014

Prepared by management without audit

EASTON PHARMACEUTICALS INC.

(formerly LAM Industries, L.A.M. Pharmaceutical, Corp.)

STATEMENTS OF OPERATIONS

For the years ended December 31	2014	2013	2012
UNAUDITED

Sales	$67,428	$—	$—
Cost of sales	43,636	—	—

Gross margin	23,792	—	—

Expenses
Administration	26,129	10,149	—
Consulting fees	125,000	117,250	50,000
Management fees	121,744	64,885	60,000
Directors fees	—	19,015	—
Travel and entertainment	21,026	12,952	—
Transfer agent fees	1,077	—	1,500
Product development	139,235	92,914	68,225
Professional fees	6,000	16,526	—
Marketing	21,780	—	—
General and administrative	16,917	8,065	3,556

Total Expenses	478,908	341,756	183,281

Loss Before Other Income (Expenses)	(455,116)	(341,756)	(183,281)

Other Income (Expenses)
Foreign exchange	94,268	(4,777)	0

Total Other Income (Expenses)	94,268	(4,777)	0

Net Loss Before Taxes	(360,848)	(346,534)	(183,281)
Income taxes	0	0	0

Net Loss	$(360,848)	$(346,533)	(183,281)

Loss per Common Share - Basic and Diluted	$(0.00)	$(0.00)	(0.00)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	535,498,000	243,762,997	92,744,524

The accompanying notes are an integral part of these unaudited financial statements.

These financial statements have been prepared by management without audit

FINANCIAL STATEMENTS

Easton Pharmaceuticals, Inc.

(a Development Stage Company)

Year Ended December 31, 2014

Prepared by management without audit

EASTON PHARMACEUTICALS INC.

(formerly LAM Industries, L.A.M. Pharmaceutical, Corp.)

STATEMENTS OF CASH FLOWS

For the years ended December 31	2014	2013
UNAUDITED

Cash Flows from Operating Activities
Net Loss	$(360,848)	$(346,533)
Non cash expense – management fee	50,000	50,000
-unearned foreign exchange	(94,268)	8,949
-non cash debt settlements	677,200
Changes in Assets and Liabilities:
Other current assets	(14,280)
Accounts payable and accrued expenses	(145,471)	15,148
Consultant fees payable	(310,000)	100,000

Net Cash Flows from Operating Activities	(197,667)	(172,436)

Cash Flows from Investing Activities	—	—

Net Cash Flows from Investing Activities	—	—

Cash Flows from Financing Activities
Common stock issued for cash	697,000	345,239
Promissory note payable	15,400	—
Increase in loans from shareholders	(98,628)	14,646

Net Cash Flows from Financing Activities	613,772	359,885

Effect of foreign exchange on cash	94,268	—

Net Change in Cash and Cash Equivalents	510,373	187,449

Cash and Cash Equivalents - Beginning of Year	187,511	62

Cash and Cash Equivalents - End of Year	$697,884	$187,511

NON-CASH INVESTING AND FINANCING ACTIVITIES

Stock issued to settle promissory notes payable	$0	$0

SUPPLEMENTAL DISCLOSURE

Interest Paid	$0	$0
Income Taxes Paid	$0	$0
Common shares issued for assets	$0	$0

The accompanying notes are an integral part of these unaudited financial statements.

These financial statements have been prepared by management without audit

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Toronto, on March 18, 2016 (date).

(Exact name of issuer as specified in its charter) Easton Pharmaceuticals, Inc.

By (Signature and Title) /s/ Evan Karras, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature) /s/ Evan Karras

(Title) Chief Executive Officer

(Date) 3/18/2016

(Signature) /s/ Nunzio Valerie Jr.

(Title) Chief Financial Officer

(Date) 3/18/2016

(Signature) /s/ Evan Karras

(Title) Director

(Date) 3/18/2016

(Signature) /s/ Carla Pepe

(Title) Director

(Date) 3/18/2016

Instructions to Signatures:

1. The offering statement must be signed by the issuer, its principal executive officer, principal financial officer, principal accounting officer, and a majority of the members of its board of directors or other governing body. If a signature is by a person on behalf of any other person, evidence of authority to sign must be filed with the offering statement, except where an executive officer signs on behalf of the issuer.

2. The offering statement must be signed using a typed signature. Each signatory to the filing must also manually sign a signature page or other document authenticating, acknowledging or otherwise adopting his or her signature that appears in the filing. Such document must be executed before or at the time the filing is made and must be retained by the issuer for a period of five years. Upon request, the issuer must furnish to the Commission or its staff a copy of any or all documents retained pursuant to this section.

3. The name and title of each person signing the offering statement must be typed or printed beneath the signature.

PART III – EXHIBITS

Exhibit 1 – Certificate of Incorporation and by-laws

Exhibit 2 – Subscription agreement

Exhibit 3 – Material contracts – Employment Agreements

Exhibit 4 – Opinion re/ legality